UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/ A- 3

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Commission File Number: 000-53984

Network Dealer Services Holding Corp.

 (Exact Name of Registrant as specified in its charter)

Utah	77-0616375
(State or other Jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

1725 East 1450 South, Suite 340

Clearfield, Utah 84015

 (Address of Principal Executive Offices)

(801) 927-4000

(Registrant’s Telephone Number, including area code)

Securities registered pursuant to Section 12(b) of the Act:  None.

Securities to be registered pursuant to Section 12(g) of the Act:

Title of Class
$0.001 par value Common Stock

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one)

[  ]

Large Accelerated Filer

[  ]

Accelerated Filer

[  ]

Non-Accelerated Filer

[X]

Smaller Reporting Company

  TABLE OF CONTENTS

Item 1.  Business.

3

Item 1A.  Risk Factors.

15

Item 2.  Financial Information.

15

Item 3.  Properties.

20

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

20

Item 5.  Directors and Executive Officers.

21

Item 6.  Executive Compensation.

25

Item 7.  Certain Relationships and Related Transactions, and Director Independence.

26

Item 8.  Legal Proceedings.

28

Item 9.  Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.                                                                                                                                           28

Item 10.  Recent Sales of Unregistered Securities.

30

Item 11.  Description of Registrant’s Securities to be Registered.

30

Item 12.  Indemnification of Directors and Officers.

31

Item 13.  Financial Statements and Supplementary Data.

33

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure    55

Item 15.  Financial Statements and Exhibits.

55

References and Forward-looking Statements

This Form 10 Registration Statement (the “Form 10”) is being filed by “Network Dealer Services Holding Corp.,” the Registrant, which is a Utah corporation that was formerly known as “Left Lane Imports, Inc.” References like “Network,” the “Company,” “we,” “our,” “us” and words of similar import refer to us and where applicable, include Network Dealer Services, Inc., a Utah corporation, which is our wholly-owned subsidiary, formerly named “Red Foxx Solutions, Inc.,” which was a successor to Red Foxx Solutions, LLC, a Utah limited liability company (respectively, “Network Sub” and “Red Foxx LLC”), and the past, current and intended business operations of these entities, the acquisition of which, by Merger (as defined below), is discussed below under the heading “Merger” of the caption “Introduction,” and the business operations of which are discussed below under the caption “Business,” of Item 1, below.

This Form 10 contains certain forward-looking statements throughout, and for this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements.  Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “continue” or comparable terminology are intended to identify forward-looking statements.  These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending upon a variety of factors, many of which are beyond our control.  These factors include, but are not limited to, economic conditions generally and in the markets in which we have and may participate, competition within our chosen industry, our failure to successfully compete in that industry and our ability to finance our current and intended business operations and to expand the marketing strategy of our products.

Summaries of Documents filed as Exhibits

The descriptions of the agreements, documents and instruments referenced herein or filed as Exhibits to our Form 10 filed with the Securities and Exchange Commission (the “SEC”) May 19, 2010, do not purport to be complete and are qualified in their entirety by reference to such agreements, documents and instruments.  See Item 15.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them under the particular instrument referenced.  Certain attachments to such Exhibits discussed and filed herewith or previously filed are named and defined otherwise than in those Exhibits for easier reference to them in Item 15.

Item 1.  Business.

INTRODUCTION

Business Development

We were organized under the laws of the State of Utah on December 12, 2003, under the name “Left Lane Imports, Inc.” to conduct the business of a wholesale automobile dealership.  From our inception until shortly after our acquisition of Network Sub, we conducted business as a broker for the sale of automobiles of customers on consignment; acted as a broker for customers desiring to find a particular type of automobile for purchase; and we continuously maintained an automobile sales facility for wholesale and retail sales of automobiles to automobile dealers and the public in Salt Lake City, Utah.

Effective December 31, 2009, we acquired Network Sub, which was initially organized under the laws of the State of Utah on February 14, 2006, under the name “Red Foxx Solutions, LLC,” and which converted to a Utah corporation on September 28, 2009, under the name “Red Foxx Solutions, Inc.”  Directly following the filing of the Articles of Merger respecting our acquisition of Network Sub with the Utah Department of Commerce, we changed our name to “Network Dealer Services Holding Corp.” and Network Sub’s name to “Network Dealer Services, Inc.”  We also increased our authorized shares from 55,000,000 authorized shares comprised of 50,000,000 shares of $0.01 par value common stock and 5,000,000 shares of $0.01 par value preferred stock to 105,000,000 authorized shares comprised of 100,000,000 shares of $0.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock.  The change in the par value of our authorized shares resulted in non-material adjustments to our capital accounts in our consolidated financial statements that accompany this Form 10.  No class of preferred stock has ever been designated, and no preferred stock has ever been issued.  Additional information about this acquisition is contained under the heading “Merger” of this caption, below.

Network Dealer Services, Inc. (formerly “Red Foxx Solutions, LLC” and referred to herein as “Network Sub”) is engaged in the business of providing aftermarket sales, marketing, printing, servicing and underwriting channels for various extended service contracts and added value insurance products to the new and used automobile segments of the automobile industry.  It has conducted these business operations since its inception, and we became the successor to these business operations on the closing of the Merger (as defined below).

A large portion of the revenues from these operations are derived from providing these services to a related entity, Great Western Holding Company, Inc., a Wyoming corporation “Great Western”), which is solely owned by Joshua A. Griffin and R. Shane Griffin, two of our principals and our two largest shareholders, who collectively own approximately 87% of our outstanding voting securities.  Revenues for the six months ended June 30 , 2010, and 2009 , and the years ended December 31, 2009, and 2008, attributable to Great Western were, respectively: $ 255,895 or approximately 64%; $ 263,974 or approximately 59%; $ 493,911  or approximately 51%; and $510,113 or approximately 29%.  During the year ended December 31, 2007, revenues attributable to Great Western were $1,617,098 or approximately 69% of total revenues.  Further, Paul D. Stevens, CPA, who is our CFO, Vice President, Treasurer and a director, is also the Secretary and the CFO and a full-time employee of Great Western; and R. Lynn McCoy, who is our COO, Secretary and a director, is a consultant to Great Western, at fees based upon the services rendered; he was a full-time employee of Great Western prior to April, 2010.  GWHC owns and operates a number of automobile dealerships, including franchises with Ford, Nissan and General Motors.

Red Foxx Solutions, LLC was formed in late 2006 by the Griffins, and each owned 50% of the membership interests that were outstanding at the time of its conversion to a Utah corporation in the fall of 2009, under the name “Red Foxx Solutions, Inc.”; and each owned 50% of the outstanding voting securities of Red Foxx Solutions, Inc. at the time of the Merger (as defined below) under which we acquired Red Foxx Solutions, Inc.  The Griffins had no interest in us (Left Lane Imports, Inc.) at the time of the Merger.

Note 10 to our consolidated financial statements contains the following “going concern” qualification, and this qualification is referenced in our auditor’s report on our consolidated financial statements, which accompanies this Form 10: “The Company has accumulated losses since inception and has not yet been able to generate profits from operations. Operating capital has been raised through the sale of common stock or through loans from shareholders. These factors raise substantial doubt about the Company’s ability to continue as a going concern.”  Management plans are to further develop  new and innovative products and services that target the auto industry.  If management is unsuccessful in these efforts, discontinuance of operations is possible.  Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Merger

On December 31, 2009 (the “Effective Date”), we completed an Agreement and Plan of Merger, which was filed with the Utah Department of Commerce on December 24, 2009, between us and a wholly-owned subsidiary we formed solely for this acquisition, Left Lane Acquisition, Inc., a Utah corporation (“Merger Subsidiary”), and Network Sub, whereby Merger Subsidiary merged with and into Network Sub (the “Merger” and the “Merger Agreement”).  Network Sub was the surviving corporation under the Merger and became our wholly-owned subsidiary.  Network Sub shareholders exchanged their respective shares of common stock of Network Sub (an aggregate of 40,000,000 shares [owned 50% each by Joshua A. Griffin and R. Shane Griffin, two of our current directors and the former owners of Network Sub]) for shares of our common stock that comprised restricted securities (“Restricted Securities”) under Rule 144 of the SEC, on a one for one basis (the “Merger Consideration).

These shares are subject to Lock-Up/Leak-Out Agreements executed and delivered by the Griffins on the closing of the Merger (the “Griffins Lock-Up/Leak-Out Agreement”), which provide for a lock-up period (the “Griffins Lock-Up Period”) prohibiting public sales of these shares for a period commencing on the closing of the Merger, or December 31, 2009, and for the 24 month period following the effective date of a Form 10 Registration Statement, which is 60 days from the filing of a Form 10 Registration Statement, assuming it is not withdrawn before the effective date.  The Griffins Lock-Up/Leak-Out Agreement and the Griffins Lock-Up Period may be waived by our Board of Directors; however, any public sales of these shares would still have to satisfy all of the terms and condition of Rule 144.  The Griffins are not prohibited from making limited private sales of these shares under these agreements so long as such sales satisfy substantially all of the conditions of a private sale that would otherwise be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  The members of our Board of Directors have not expressed any present intention of waiving the Griffins Lock-Up Period, having negotiated its inclusion in the Merger Agreement with other Lock-Up/Leak-Out Agreements discussed below, but their position in this respect could change in the future, depending upon circumstances reasonably believed by our Board of Directors to warrant any such waiver, if made.

The Griffins represented, as a condition of the closing of the Merger, that each: (i) was an “accredited investor” as that term is defined in Rule 501 of Regulation D of the SEC; (ii) had pre-Merger full access to all material information about us; (iii) was taking the shares issued for his own account, for investment purposes and without a view of distribution; (iv) acknowledged that the shares were Restricted Securities under Rule 144; and (vi) agreed that the shares were subject to the Lock-Up Period, among other representations, warranties and covenants.

James P. Doolin, our former President and a director, paid or compromised all of our debts related to our automobile business, and our Utah automobile dealer’s license was released to him on January 28, 2010, as we had then determined that our automobile dealer’s license would not be required for our planned business operations through Network Sub. As a result, our automobile operations were deemed to have been spun off in conjunction with the Merger.  Utah automobile dealership licenses are easily obtainable, at nominal cost and with standard and customary bonding requirements, so the relinquishment of the automobile dealer’s license was not otherwise deemed to be material.

The Merger resulted in a change of our control, and the persons who were directors, executive officers and principal shareholders of Network Sub were designated, in seriatim, as our directors and executive officers, with our pre-Merger directors and executive officers resigning, one after the other.  Joshua A. Griffin was designated as a director and our President; Paul D. Stevens was designated as a director and our Vice President; and R. Shane Griffin was designated as a director and our Secretary/Treasurer.  The Griffins collectively owned 40,000,000 shares of our post-Merger outstanding voting securities, comprised of common stock, or approximately 87% of these voting securities.  See the caption “Security Ownership of Certain Beneficial Owners and Management,” in Item 4, below.

Accounting Treatment of the Merger

A transaction like the Merger whereby a majority of our shares was issued to the Network Sub shareholders is accounted for as a “reverse” acquisition.  Although the Merger was structured such that Network Sub became our wholly-owned subsidiary, Network Sub has been treated as the acquiring company for accounting purposes under Accounting Standards Codification 805-40, Reverse Acquisitions, due to the following factors: (i) Network Sub’s shareholders received the larger share of the voting rights in the shares issued in the Merger; (ii) Network Sub received the majority of the members of the Board of Directors; and (ii) Network Sub’s senior management prior to the Merger dominated our senior management post-Merger.

Related Agreements

SCS Consulting Agreement

On August 25, 2008, Smith Consulting Services, Inc., a Utah corporation (“SCS”), entered into a consulting agreement (the “SCS Consulting Agreement”) with Red Foxx LLC, now, Network Sub, under which SCS agreed to: (i) act as an independent consultant to Red Foxx LLC respecting its strategic planning, organizational structure, contracts and general business consulting; (ii) identify a publicly-held company as a suitable merger or reorganization candidate by which Red Foxx LLC would reorganize and become publicly-held, with the pre-merger or reorganization Red Foxx LLC members owning at least 86% of the post-merger or reorganization publicly-held company; (iii) assist Red Foxx LLC in conducting and providing “due diligence” for any such merger or reorganization candidate; and (iv) pay all expenses related to these endeavors.  The SCS Consulting Agreement provided for payment to SCS of $400,000 on execution, and SCS was to receive not less than approximately 9.5% of the total post-merger or reorganization outstanding voting securities of the publicly-held company.  The term of the Consulting Agreement was one (1) year and was extended verbally by the parties through the closing of the Merger.  SCS agreed that any shares that it owned or acquired in the publicly-held company candidate prior to or simultaneously with the closing of any merger or reorganization would be included in calculating the 9.5% interest that SCS was entitled to receive under the SCS Consulting Agreement.  SCS had owned 75,000 of our shares since 2004 (representing about 4% of our pre-Merger outstanding voting securities that were purchased in our 2006 offering under Rule 504 of Regulation D), and acquired 541,000 additional shares from certain of our other shareholders (four in total), which included 331,000 shares from our former President, James P. Doolin, all of which were acquired for an aggregate of $5,410 or $0.01 per share.  Accordingly, we were required to issue SCS an additional 3,755,826 shares of our common stock that were Restricted Securities for aggregate total SCS holdings of 4,371,826 shares or approximately 9.5% of our post-Merger outstanding voting securities.  Neither SCS nor its principal owner were otherwise affiliated with us at any time prior to the Merger, except as one of our shareholders; and to our knowledge, except for the SCS Consulting Agreement, neither SCS nor its principal owner had any affiliation with Red Foxx LLC or Network Sub prior to the closing of the Merger.  We have accounted for these share issuances as non-employee stock-based compensation.  Our Board of Directors valued these shares at $0.01 per share, based on the price of the most recent private transactions in our common stock, the fact that there has never been a public market for our shares of common stock and the limitations on resale of these shares.  We recognized the expense as professional fees.

The SCS shares are also subject to certain Lock-Up/Leak-Out Agreements executed and delivered by SCS on the closing of the Merger (the “SCS Lock-Up/Leak-Out Agreements”), which provide for lock-up periods (the “SCS Lock-Up Periods”) prohibiting public sales of the 541,500 shares purchased from certain of our shareholders for a period commencing on the closing of the Merger, or December 31, 2009, and for the nine month period following the earlier of the date on which legal counsel satisfactory to us has determined that we satisfy the “current public information” requirements of subparagraphs (c)(1) of Rule 144 (90 days after the effective date of the Form 10, at the earliest, assuming we have filed all reports with the SEC that are required to have been filed by us under the Securities Exchange Act of 1934, as amended [the “Exchange Act”]) or (c)(2) of Rule 144 (we intend to take whatever steps that we believe are necessary to satisfy these requirements prior to the effective date of the Form 10 as may be required by applicable interpretations of the SEC in this respect, including, but not limited to providing our shareholders and others with public access to the type of information required to be maintained by broker dealers to publicly trade our common stock as contained in Rule 15c2-11(a)(5)(i) to (xiv) of the SEC, and other material information, by press releases, mailings, presentation in recognized financial manuals, inclusion of such information in our website and by other means as we may be deem appropriate or required) of Rule 144.  There is no assurance that we can satisfy the requirements of Rule 144(c)(2) prior to the effective date of our Form 10; however, we do not believe that lack of this compliance will have any material adverse effect on us or any public market in our common stock that may commence or develop in the future.  See the heading “Voluntary Filing of Form 10” of this Item below.  The Lock-Up Period for the additional 3,755,826 shares issued by us to SCS is for an 18 month period, with all other terms and conditions being substantially the same.  The SCS Lock-Up/Leak-Out Agreements and the SCS Lock-Up Periods may be waived by our Board of Directors; however, any public sales of these shares would still have to satisfy all of the terms and conditions of Rule 144.  SCS is not prohibited from making limited private sales of these shares under these agreements so long as such sales satisfy substantially all of the conditions of a private sale that would otherwise be exempt from the registration requirements of the Securities Act.

SCS also made similar representations, warranties and covenants to us about its prior access to all material information about us and Red Foxx, its being an “accredited investor,” its taking the shares for investment purposes, its acknowledgment that the shares we issued were Restricted Securities and its awareness of the Lock-Up Period respecting these shares and the shares it acquired from certain of our shareholders, among others.

Dancy Services Agreement

In consideration of the issuance of 200,000 shares of our common stock and as a condition to the closing of the Merger, we engaged M. E. Dancy Consulting Services, Inc. (“Dancy” and the “Dancy Services Agreement”) to assist us in the preparation of our corporate press releases, to consult with us respecting public awareness concepts, interface with public investors via personal meetings and telephone conversations regarding our activities and business, assist us in preparing business profile dissemination information and to coordinate CEO interviews that can be archived and viewed by public investors.  Dancy provides other similar services to SCS, its clients and other companies.  We have accounted for these share issuances as non-employee stock-based compensation.  Our Board of Directors valued these shares at $0.01 per share, based on the most recent private transactions in our common stock, the fact that there has never been a public market for our shares of common stock and the limitations on resale of these shares.  We recognized the expense as professional fees.

The Dancy shares are also subject to a Lock-Up/Leak-Out Agreement executed and delivered by Dancy on the closing of the Merger (the “Dancy Lock-Up/Leak-Out Agreement ”), which provides for a lock-up period that contains substantially the same terms and conditions as the SCS Lock-Up/Leak-Out Agreement for shares purchased by SCS from certain of our shareholders that is referenced above under the heading “SCS Consulting Agreement” (the “Dancy Lock-Up Period), or for a period commencing on the closing of the Merger, or December 31, 2009, and for the nine month period following the earlier of the date on which legal counsel satisfactory to us has determined that we satisfy the “current public information” requirements of subparagraphs (c)(1) or (c)(2) of Rule 144.  The Dancy Lock-Up/Leak-Out Agreement and the Dancy Lock-Up Period may also be waived by our Board of Directors; however, any public sales of these shares would still have to satisfy all of the terms and condition of Rule 144.  Dancy is also not prohibited from making limited private sales of these shares under this agreement so long as such sales satisfy substantially all of the conditions of a private sale that would otherwise be exempt from the registration requirements of the Securities Act.

Dancy made similar representations, warranties and covenants to us about its prior access to all material information about us and Red Foxx, its being an “accredited investor,” its taking the shares for investment purposes, its acknowledgment that the shares were Restricted Securities and its awareness of the Lock-Up Period, among others.

Nelson Services Agreement

In consideration of the issuance of 200,000 shares of our common stock and as a condition to the closing of the Merger, we engaged David E. Nelson (“Nelson” and the “Nelson Services Agreement”) to assist us in investor awareness activities, capital structure consulting for financial markets and long term shareholder support and other public relations services.  Mr. Nelson shares an office with SCS and provides other services to SCS and its clients.  We have accounted for these share issuances as non-employee stock-based compensation.  Our Board of Directors valued these shares at $0.01 per share, based on the most recent private transactions in our common stock, the fact that there has never been a public market for our shares of common stock and the limitations on resale of these shares.  We recognized the expense as professional fees.

The Nelson shares are also subject to a Lock-Up/Leak-Out Agreement executed and delivered by Nelson on the closing of the Merger (the “Nelson Lock-Up/Leak-Out Agreement ”), which provides for a lock-up period that contains substantially the same terms and conditions as the SCS Lock-Up/Leak-Out Agreement for shares purchased by SCS from certain of our shareholders that is referenced above under the heading “SCS Consulting Agreement” (the “Nelson Lock-Up Period) or for a period commencing on the closing of the Merger, or December 31, 2009, and for the nine month period following the earlier of the date on which legal counsel satisfactory to us has determined that we satisfy the “current public information” requirements of subparagraphs (c)(1) or (c)(2) of Rule 144.  The Nelson Lock-Up/Leak-Out Agreement and the Nelson Lock-Up Period may also be waived by our Board of Directors; however, any public sales of these shares would still have to satisfy all of the terms and condition of Rule 144.  Nelson is also not prohibited from making limited private sales of these shares under this agreement so long as such sales satisfy substantially all of the conditions of a private sale that would otherwise be exempt from the registration requirements of the Securities Act.

Nelson made similar representations, warranties and covenants to us about his prior access to all material information about us and Red Foxx, his being an “accredited investor,” his taking the shares for investment purposes, his acknowledgment that the shares were Restricted Securities and his awareness of the Lock-Up Period, among others.

Post-Merger Capitalization Table

The following table reflects our pre-Merger outstanding shares and the shares we issued under the Merger Agreement and related agreements discussed above:

Name or Group	Number of Shares	Percentage of Shares
Pre-Merger Outstanding Shares	1,863,407(1)	4%
Merger Consideration	40,000,000	86.9%
SCS Consulting Services, Inc.	3,755,826	8.2%(1)
M. E. Dancy Consulting Services, Inc.	200,000.43%
David E. Nelson	200,000.43%
Totals:	46,019,233	100%(2)

(1)

Includes 616,000 shares owned by SCS, 75,000 shares of which were acquired in 2004, and 541,000 shares of which were acquired at the closing of the Merger as outlined above, which resulted in SCS owning 4,371,523 shares or approximately 9.5% of our post-Merger outstanding voting securities.

(2)

Rounded to the nearest percentage.

Documents filed as Exhibits

Copies of our Articles of Incorporation, as amended, and our Bylaws, the Merger Agreement and related exhibits, the SCS Consulting Agreement, the Dancy Services Agreement, the Nelson Services Agreement and the above described Lock-Up/Leak-Out Agreements and other miscellaneous Lock-Up/Leak-Out Agreements governing the resale of certain other shares of our common stock are filed as Exhibits to this Form 10 and are referenced in Item 15.

Issuers Involved in Bankruptcy Proceedings During the Past Five Years

Except for the Merger described above under the heading “Merger,” we have not been involved in any bankruptcy, receivership or any similar proceeding, and we have not had or been party to any material reclassifications, mergers or consolidations during the previous five years.

Voluntary Filing of Form 10

We are voluntarily filing this Form 10 so that we may become a “reporting issuer” under the Exchange Act.  That will allow us to seek to attempt to have our common stock publicly quoted on the OTC Bulletin Board of the Financial Industry Regulatory Authority (“FINRA”) or some other nationally recognized medium like the Pink OTC Markets, Inc (the “Pink Sheets”).  We cannot ensure that we will be successful in obtaining quotations of our common stock on the OTC Bulletin Board, the Pink Sheets or any other nationally recognized medium. Our management believes that being a reporting issuer will facilitate our ability to obtain public quotations for our common stock.  Presently, FINRA requires companies seeking quotations on the OTC Bulletin Board to be reporting issuers, and management also believes that in the present corporate regulatory climate, being a reporting issuer will soon become a requirement for virtually every nationally recognized medium on which securities of companies are publicly traded.  The information required to be filed by us with the SEC as a reporting issuer may also provide us with some credibility.  There is currently no public market for our shares of common stock.

Additional Information

You may read and copy any materials that we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may also find all of the reports that we have filed electronically with the SEC at its Internet site www.sec.gov.  Please call the SEC at 1-202-551-8090 for further information or for additional information on other Public Reference Rooms.  Our reports and registration statements filed with the SEC will also be available from commercial document retrieval services, such as CCH Washington Service Bureau, whose telephone number is 1-800-289-1057.

BUSINESS

We are engaged in the business of providing aftermarket sales, marketing, printing, servicing and underwriting channels for various extended service contracts and added value insurance products to the new and used automobile segments of the automobile industry; however, we believe our business operations comprise one accounting segment of the automobile industry.  See our web site at: www.networkdealerservices.com.  Our products are marketed and offered by us to consumers through new and used retail automobile dealership Finance and Insurance (“F&I”) representatives employed by the dealerships to sell F&I products at the point of sale or delivery of the automobile, on a fee and/or commission basis and are sold by us through automobile dealerships we contract with to facilitate their F&I business services.  It is anticipated in the future that our product offerings will be serviced and primarily underwritten by us through wholly-owned or controlled entities; however, F&I representatives will continue to be employees of the respective dealerships with whom we contract.  Currently, all of our products offered for sale through dealership F&I sales representatives are third-party products administered and underwritten through the third-party providers.  Our future product development plans include the creation of our own underwriting and administration companies and the offering of our own products directly to the end user.  We believe the F&I portion of an automobile dealership’s business is, by far, the most profitable sector.  Our business model consolidates a very stable and profitable segment of the automobile purchase process.  In the current economy, the consumer is justifiably concerned about an unexpected and un-budgeted expense.  Our products provide insured peace of mind with the cost budgeted into the purchase agreement and monthly financing payment at the point of purchase.  These products are tied specifically to the purchase of new or used vehicles.  As a result, we believe that we are able to plan and create stable revenue and very predictable mid and long term costs and expenses to our business platform because there is substantially and readily publicly available industry data and trends analysis specific to the purchasing, selling and maintaining of new and used automobiles.  Such a strategy should allow us to accurately forecast and adjust our business model with full scalability for maximum return on investment and efficient use of our capital, while increasing shareholder value and, most importantly, managing sustained controlled growth with a real benefit to the customer.  To fully implement our planned future business operations, we estimate that we will need approximately $5,000,000 in additional funding.  These funds would be primarily utilized to purchase existing insurance agencies that service automobile dealerships.  Those serviced dealerships will become part of our distribution network, and in addition to the current insurance products offered at those dealerships by such insurance agencies, we will offer our other services and products to them through the purchased agencies.  We do not currently have any firm sources from which to raise these funds, other than potential introductions to broker dealers and others by SCS, under the SCS Consulting Agreement.  We cannot assure that we will be successful in raising these funds.  We believe that even without the planned funding, our current and planned business operations will continue to grow, but at a much slower pace.  If we are successful in raising our planned funding, the following is a present estimate of the use of these proceeds, net of cost of raising these funds:

Working Capital:
Agency Acquisition Reserve	$3,450,000
NDS Loan - Retirement	$300,000
Insurance Company Reserve	$300,000
Insurance Company Startup Fees and consulting	$75,000
General and Admin	$250,000
Reserve	$200,000

Total proceeds for working capital:		$4,575,000

Capital Expenditures:
Office Equipment	$10,000
New Agency Equipment and Setup	$60,000
Continued R&D Software and Marketing, Equipment	$350,000
Reserve	$100,000

Total proceeds for Capital Expenditures:		$520,000

Total Use of Proceeds:		$5,095,000

Presently, there are four automobile dealerships that have customary contractual arrangements with us, which are owned by related parties (the Griffins), and we provide our products and services to 12 other dealerships, four to five marketing agencies and 10 to 12 other companies.  Most of the products and services that we currently provide are marketing/media, data mining/management, print services, web-site development/support and the insurance products and services that we now offer.

Principal Products or Services and Their Markets

We offer the following products and services, which are also outlined on our web-site at www.networkdealerservices.com:

Vehicle Services Contracts and Extended Maintenance Contracts.  These agreements insure automobile purchasers against mechanical failures of the vehicles they purchase.  Vehicle service contracts are designed to protect consumers against unexpected, costly repairs to their vehicle.  A vehicle service contract can be purchased by a consumer to cover the costs associated with vehicle repair, including parts, labor, and/or sales tax and for certain repairs or replacements that may be required after a manufacturer’s warranty expires.  Various types of contracts have different coverage levels.  A given customer’s coverage for any covered repair is based upon the terms and conditions of the particular vehicle service agreement.  We offer a variety of coverage levels, and we expect to expand the types of coverage available in the future.

Guaranteed Asset Protection Insurance (“GAP”).  GAP Insurance insures the customer for the difference between the value of the vehicle and the customer’s indebtedness related to the vehicle purchase.  Payment is customarily dependent upon loss associated with theft or an accident that renders the vehicle a total loss or other similar losses.  We currently offer this product as our private label through a third-party underwriter and administrator.

Roadside Assistance, Windshield Replacement, Identity Theft Protection and Related Software.  These various ancillary products provide additional piece of mind to the customer and generate additional revenue for dealerships.   These products, the Vehicle Services Contracts and the GAP insurance products are currently sold at a small number of contracted dealerships.  We are actively marketing these products to new dealerships and plan to substantially increase the number of contracted dealerships in the future, subject to available funding and upon the purchase of active agencies dealing in these products.

Print and Marketing Services.  We offer print and marketing services to contracted dealers and to other dealers who do not offer the services that we provide.  We have a unique print and marketing division that adds value to insurance customers and agents.  The print division is focused on direct marketing to the automobile dealer.  Our management experience and relationships in the automotive industry and resulting network give us a special understanding of the automobile dealer and its customers and their marketing needs.  As a result, we are also a marketing and data management company, which is focused on providing data and market specific information to automobile dealerships through proprietary hardware, software, market specific database mining, advertising and content delivery channels.

Consulting Services to the Automobile Industry.  We provide profit enhancement consulting for small to medium-sized automobile dealerships, including human resource, information technology, profitability and sales processes.  This is a new service that we have launched charging a consulting fee to provide added value to our contracted dealerships and to leverage additional opportunities to introduce our products to new dealerships.  This can also be an effective customer retention tool.

Insurance and Administrative Services.  In the future, we plan to offer our own insurance products, including the Vehicle Service Contracts and GAP insurance products.  We will also be a claims and customer service administrator for our own insurance products.  These products will be offered through our client network, which will already be in existence, and to new clients, and we will require additional funding or revenues to launch these new products.

Each of these products is and will be marketed by us directly to automobile dealerships.  The ultimate consumers of these products are the purchasers of new and used automobiles at dealerships.  We do not sell the products directly to consumers, but enter into dealer agreements for individual automobile dealerships and dealership groups (dealers form associations to collectively advertise the particular franchised vehicle lines of the members) to sell our products and sell third-party products to dealers as an agent for third-party providers.  This market can include automobile dealerships throughout the United States.  While we are currently marketing our products in the Western states, it is anticipated that these products will soon be marketed across the country.

Distribution Methods of Products or Services

We distribute our products directly to automobile dealerships.  We enter into a dealer agreement with an individual dealer or a dealer group for the sale of the products to the end user.  The dealer then sells the products, and remits the purchase price to the provider or the product (us or our contracted third-party provider).  The dealer receives a commission for each sale.  An administrative company administers the claims, payments, cancellations and all other customer relations services.   We have contracted with third-party administrators, who will be responsible for all of these administration services.  In the future, we plan to become our own administrator.

Competitive Business Conditions in the Industry and Methods of Competition

Two critical advantages addressed by us in our acquisition plan of existing F&I agencies includes: First, we believe that the current industry market will allow us to purchase well-established and profitable agencies with an existing distribution channel at prices deemed by us to be very favorable, based upon the present difficulties being experienced in the automobile sales market, as combined groups will enjoy strong synergies resulting in economies of scale.  Second, we also believe the automotive market has started to turn around, with increasing sales, providing the potential for an increase in our products and services at a very good time.

In the future, we will also focus on acquiring and consolidating profitable automotive insurance agencies that primarily handle Vehicle Service Contracts, Gap and other automotive based products.  A typical target for acquisition will be an agency that represents approximately 50 dealers.  After consolidating the agencies, we will then have a direct distribution channel for our insurance products and marketing services to an entirely new group of dealers. Through this plan, we will magnify our agent relationships into an “all inclusive” agency, administrator, insurer and marketing relationship.  We value the distribution channel as one of our strongest assets.

We believe that the industry in which we are operating is somewhat fragmented, and there is a limited national presence. The larger competitors are regional agencies that have established relationships with dealers in their specific region.  We plan to begin to acquire these regional agencies when funding is available or with our equity securities, when possible. At the time of acquisition, we will inherit many of the competitive advantages and disadvantages of the acquired agency. However, we believe that we can increase our competitive advantage by creating a national network, while incorporating all of the contracts and relationships of the acquired agencies.   Our best competitors will often be targeted for acquisition.  If we are successful in our acquisition strategy, we believe that we will have a service advantage as customers will be able to rely on our national presence.

In both our Marketing and Insurance divisions, we currently offer very competitive pricing and the most popular insurance products.  Our insurance product offerings are and will be in some ways similar to those of our competitors. The products offered at dealerships to automobile purchasers are well-established.  Most print companies do a broad variety of work, but focus on printing.  We, however, are more marketing and data management oriented than print focused, and our infrastructure and proprietary technologies programming set us apart from other competitors by providing specific reporting techniques that target a marketing campaign and its effectiveness, which allows us to offer specialized marketing services that are not typically offered elsewhere in our industry.

The dealer base and revenues to be generated from our future planned insurance agency acquisitions will create a national distribution network.  The staff and operations will be consolidated and centralized to our principal offices, creating economies of scale.  Our operations will be streamlined and efficient, cutting costs and increasing expansion opportunities.

We will use our very effective print and marketing divisions and their unique product offerings as a competitive advantage.  We are not aware of any other company that currently offers the range of products and services that we do in this area.  We will use our dealer-specific print and marketing business to provide our dealers with services they cannot find elsewhere.  The print and marketing division will also be a tool to build relationships with dealers that do not offer our products, giving us an opportunity to expand our other products through the marketing customers of the dealerships.

We have gathered data specifically dealing with the automobile industry that allows us to provide targeted micro-marketing for our ultimate customers, the purchasers of automobiles from dealers.  Rather than a printing press, our print division focuses entirely on variable data printing as a marketing focused, data-driven company.

The following are some of our competitors, most of which are larger and have substantially more assets and business than we presently have:

National: The Warranty Group (formerly Ryan or Resource Group) Chicago, IL; Zurich (formerly Universal Underwriters) Overland Park, KS; JM&A Deerfield, FL; Southwest Dealer Services Irvine, CA; Vanguard Dealer Services Fairfield, NJ; and Titan Dealer Services Tampa, FL;

Regional: Ibarra/Britto Group Salt Lake City, UT; Profit Concepts Ogden, UT; Morrison and Associates Park City, UT; Lender Data Boise, ID; Drivewise Salt Lake City, UT; and Idaho Dealer Services Boise, ID.

We have not included AAA or other roadside assistance companies or windshield replacement companies because they are not as similar as the other listed companies, which are also offering their products through the automobile dealerships.

Sources and Availability of Required Associated Services

We have had an agent relationship with several insurance providers, administrators and agencies, including the offering of products from National Auto Care (“NAC”) and Premier Dealer Services (“PDS”).  As we expand and enter the larger market of providing insurance and administration, these and other businesses will be our principal competitors. Some of these competitors also include EFG Companies, Zurich Financial Services, Southwestern Dealer Services and JM&A Insurance.

Dependence on One or a Few Major Customers

Our business may presently be partially dependent upon a single or a few customers or relationships.  Our business commenced with a heavy reliance on a single automotive group called Great Western Holding Company, Inc. (“The Great Western Group” or “Great Western”).  Great Western is an automotive group located in Wyoming and controlled by the Griffins, our principal shareholders and two of our directors and/or officers.  However, we are rapidly expanding our reach and have contracted with new dealerships and agencies for our automotive products and our print and marketing services.  Great Western is still our largest customer; however, our reliance on it diminishes as we continue to add new dealerships contracts.  Upon any future acquisition of our first agency, we believe we will have a broader and more diverse customer base of which Great Western will be one customer among many; however, we do not have any present arrangements or understandings respecting any potential such acquisition.  We are currently marketing our products and services to many automobile dealer groups in several states.

There are four Great Western dealerships that are under customary contractual arrangements with us.  Great Western entities contract for services at the same customary rates as are offered to other non-related entities.  We also provide our products and services to 12 other dealerships, four to five marketing agencies and 10 to 12 other companies.  While Great Western entities are an important and stable revenue source, we continue to market to other non-related businesses.  This reduces our dependence on any one major customer.  Our dependence on Great Western as a revenue source will continue to diminish as our business plan is fully implemented in the third and fourth quarters of 2010.  Most of the products and services that we provide are marketing/media, data mining/management, print services, web-site development/support and the insurance products and services that we currently offer, all of which are marketed and sold to other non-related dealers groups.

Revenues for the six months ended June 30, 2010, and 2009, and the years ended December 31, 2009, and 2008, attributable to Great Western were, respectively: $255,895 or approximately 64%; $263,974 or approximately 59%; $ 493,911  or approximately 51%; and $510,113 or approximately 29%.  During the year ended December 31, 2007, revenues attributable to Great Western were $1,617,098 or approximately 69% of total revenues.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts, including Duration

We do not currently hold any, but we intend to obtain trademarks and take additional steps to protect, our intellectual property in the future.  Sales commission structures of insurance related products are generally regulated by state governmental insurance agencies.

Our F&I agency contracts are informal in the sense that we do not have signed agency agreements.  We are currently finalizing a form of our automobile dealership agreements.  Our contracts are formal in the sense that we have an established relationship with contracted dealers and have been acting as an agent for them under standard business practices.  The F&I products we provide are through third parties.  The automobile dealerships are under written agreements with those providers, and we also have written agency agreements with those providers.  All funds paid under those contracts are paid by the automobile dealerships to the provider, and the provider then pays us a commission.

Effect of Existing or Probable Governmental Regulations on Our Business

State Laws

We will be subject to any state laws that apply to the agent of a service contract provider in the state where we sell our products.  This currently includes Utah, Wyoming and Idaho.  We are not currently a provider of the Vehicle Service

Contracts, nor are we an insurer; we are an agent for such licensed providers.  In the states we currently operate in, we are exempt, as an agent from the licensing requirements for Vehicle Service Contract providers, provided that the actual provider is properly registered.  We only deal with providers in states where they are properly registered.

To the extent that we are subject to federal and state laws regarding the sale of Vehicle Service Contracts or other insurance products, we are in compliance in that we ensure that the providers are properly registered or otherwise in compliance with applicable law.

Exchange Act

If and when this Form 10 becomes effective, we will be subject to the following regulations of the Exchange Act and applicable securities laws, rules and regulations promulgated under the Exchange Act by the SEC.  Compliance with these requirements of the Exchange Act will also substantially increase our legal and accounting costs.

Smaller Reporting Company

We will become subject to the reporting requirements of Section 13 of the Exchange Act, subject to the disclosure requirements of Regulation S-K of the SEC, as a “smaller reporting company.”  That designation will relieve us of some of the informational requirements of Regulation S-K.

Sarbanes/Oxley Act

We will also become subject to the Sarbanes-Oxley Act of 2002.  The Sarbanes/Oxley Act created a strong and independent accounting oversight board to oversee the conduct of auditors of public companies and strengthens auditor independence.  It also requires steps to enhance the direct responsibility of senior members of management for financial reporting and for the quality of financial disclosures made by public companies; establishes clear statutory rules to limit, and to expose to public view, possible conflicts of interest affecting securities analysts; creates guidelines for audit committee members’ appointment, compensation and oversight of the work of public companies’ auditors; management assessment of our internal controls; auditor attestation to management’s conclusions about internal controls (anticipated to commence with the December 31, 2010, year end); prohibits certain insider trading during pension fund blackout periods; requires companies and auditors to evaluate internal controls and procedures; and establishes a federal crime of securities fraud, among other provisions. Compliance with the requirements of the Sarbanes/Oxley Act will substantially increase our legal and accounting costs.

Exchange Act Reporting Requirements

Section 14(a) of the Exchange Act requires all companies with securities registered pursuant to Section 12(g) of the Exchange Act to comply with the rules and regulations of the SEC regarding proxy solicitations, as outlined in Regulation 14A.  Matters submitted to stockholders at a special or annual meeting thereof or pursuant to a written consent will require us to provide our stockholders with the information outlined in Schedules 14A (where proxies are solicited) or 14C (where consents in writing to the action have already been received or anticipated to be received) of Regulation 14, as applicable; and preliminary copies of this information must be submitted to the SEC at least 10 days prior to the date that definitive copies of this information are forwarded to our stockholders.

We will also be required to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the Securities Exchange Commission on a regular basis, and will be required to timely disclose certain material events (e.g., changes in corporate control; acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business; and bankruptcy) in a Current Report on Form 8-K.

Research and Development Expenses

Our business plan projects $350,000 to be used in research and development of proprietary software and marketing to include some equipment purchases.

Costs and Effects of Compliance with Environmental Laws (Federal, State and Local)

None; not applicable.

Number of Total Employees and Number of Full-Time Employees

We have 14 total employees, 12 of whom are full-time employees.  Assuming completion of funding required to expand our planned service and product offerings, all 15 employees will be converted to full-time and additional staff would likely be added at that time.  Three of the employees are senior management: Joshua A. Griffin, R. Lynn McCoy, and Paul D. Stevens.

Item 1A.  Risk Factors.

Smaller reporting companies are not required to disclose risk factors.

Item 2.  Financial Information.

Forward-looking Statements

Please see the preface at the beginning of this Form 10 for information regarding forward-looking statements contained herein.

Plan of Operation

In addition to the detailed business plan as outlined in the caption “Business” of Item 1 of this Form 10 and subject to successful completion of our planned funding in the amount of $5,000,000, we will move aggressively into the acquisition of up to three automotive related insurance agencies within the first year of funding.  In addition to the potential acquisitions, we will use the funding to expand our sales, services, print and marketing operations.  We will also pursue the development of our own insurance and administrative companies for the future migration of our offered insurance and other products from third-party providers to our own companies.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Auditor’s “Going Concern” Qualification

Note 10 to our consolidated financial statements contains the following “going concern” qualification, and this qualification is referenced in our auditor’s report on our consolidated financial statements, which accompanies this Form 10: “The Company has accumulated losses since inception and has not yet been able to generate profits from operations. Operating capital has been raised through the sale of common stock or through loans from shareholders. These factors raise substantial doubt about the Company’s ability to continue as a going concern.”  Management plans are to further develop  new and innovative products and services that target the auto industry.  If management is unsuccessful in these efforts, discontinuance of operations is possible.  Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations

The following information is presented, based upon the operations of Network Sub, by reason of the accounting treatment of our acquisition of Network Sub:

For the three month periods ended June 30, 2010, and 2009

We had total revenue during the quarter ended June 30, 2010, of $264,755, compared to the quarter ended June 30, 2009, of $207,063.  Revenues declined during this reporting period due to the industry’s decline in automotive related advertising and marketing.  Cost of goods sold during the quarter ended June 30, 2010, was $236,491, for a gross profit of $28,264, compared to the cost of goods sold during the quarter ended June 30, 2009, of $179,271, for a gross profit of $27,792.  Despite an increase in revenues, our gross profit percentage decreased from 13% to 11%.  The main driver of the decreased gross profit percentage was the increase in cost of goods sold due largely to a change in the costs of product mix for the period.  Operating expenses during the quarter ended June 30, 2010, were comprised of professional fees of $17,480 and general and administrative expenses of $120,469, for total operating expenses of $137,949, which resulted in a loss from operations for the quarter ended June 30, 2010, of $109,685.  In comparison, during the quarter ended June 30, 2009, operating expenses were comprised of professional fees of $135,465 and general and administrative of $31,578, for total operating expenses of $167,043, which resulted in a loss from operations of $139,251.  Professional fees substantially declined during this period due primarily to the expiration of the consulting agreement with Smith Consulting Services, Inc.  This contract fully expired in 2009, resulting in no charges against income in 2010.  General and administrative expenses increased due to an increase in personnel and salaries in anticipation of the execution of our business plan and increased operations.  We had interest expense of $2,636 and other income of $3,026, resulting in a net other expense of $390 for the quarter ended June 30, 2010, compared to interest expense of $22,668 for the quarter ended June 30, 2009.  The decline in interest expense resulted from a substantial reduction in interest on shareholder loans, which were subsequently satisfied in 2010.  We had a net loss of $109,295 for the quarter ended June 30, 2010, compared to a net loss of $161,919 for the quarter ended June 30, 2009.  We had unrealized gains on available for sale securities of $391 in the quarter ended June 30, 2010, compared to $441 in the quarter ended 2009, with a total comprehensive loss of $108,904 for the quarter ended June 30, 2010, and $161,478 for the quarter ended June 30, 2009.

For the six month periods ended June 30, 2010, and 2009

We had total revenue during the six months ended June 30, 2010, of $403,000, compared to the six months ended June 30, 2009, of $449,046.  Revenues declined during this reporting period due to the industry’s decline in automotive related advertising and marketing.  Cost of goods sold during the six months ended June 30, 2010, was $367,922, for a gross profit of $35,078, compared to the cost of goods sold during the six months ended June 30, 2009, of $368,162, for a gross profit of $80,884.  Gross profits decreased during this period due to a decrease in operating revenues.  In addition to the decreased revenues, we also saw an increase in our cost of goods sold, driving a decrease in the gross profit percentage from 18% to 9% for the six month periods ended June 30, 2009, and 2010.  The increase in the cost of goods sold is due largely to a change in costs associated with our product mix for the period.  Operating expenses during the six months ended June 30, 2010, were comprised of professional fees of $18,141 and general and administrative expenses of $194,451, for total operating expenses of $212,592, which resulted in a loss from operations for the six months ended June 30, 2010, of $177,514.  In comparison, during the six months ended June 30, 2009, operating expenses were comprised of professional fees of $236,338 and general and administrative of $119,748, for total operating expenses of $356,086, which resulted in a loss from operations of $275,202.  Professional fees substantially declined during this period due primarily to the expiration of the consulting agreement with Smith Consulting Services, Inc. This contract fully expired in 2009 resulting in no charges against income in 2010.  Also, additional costs were incurred by us in the previous quarter for legal and accounting fees related to the expense of becoming a publicly-held company. General and administrative expenses increased due to an increase in personnel and salaries in anticipation of the execution of our business plan and increased operations. We had interest expense of $5,705 and other income of $3,051, resulting in a net other expense of $2,654 for the six months ended June 30, 2010, compared to interest expense of $46,429 for the six months ended June 30, 2009.  The decline in interest expense resulted from a substantial reduction in interest on shareholder loans, which were subsequently satisfied in 2010.  We had a net loss of $180,168 for the six months ended June 30, 2010, compared to a net loss of $321,631 for the six months ended June 30, 2009.  We had unrealized gains on available for sale securities of $399 in the six months ended June 30, 2010, compared to $834 in the six months ended 2009, with a total comprehensive loss of $179,769 for the six months ended June 30, 2010 and $320,797 for the six months ended June 30, 2009.

For the years ended December 31, 2009, and 2008

We had total revenue during the year ended December 31, 2009, of $974,527, compared to the year ended December 31, 2008, of $1,741,325.  Revenues declined during this reporting period due to the lagging effects of the prolonged national recession and the decline in automotive industry’s advertising and marketing expenditures.  Cost of goods sold during the year ended December 31, 2009, was $815,563, for a gross profit of $158,964, compared to the cost of goods sold during the previous year of $1,353,334 for a gross profit of $387,991.  Cost of goods sold was lower due to the decline in automotive related advertising and marketing activity in the industry taken as a whole.  Also, during 2009, we successfully negotiated a substantial reduction in equipment lease terms resulting in lower equipment costs; and the allocation of equipment rental costs changed during 2009 as explained below under our discussion of rent expense.  Gross profits decreased during this period due to lower volume of revenues and reductions in equipment lease costs.  Contribution margin on gross revenues declined during this period reflecting the tight market and the need to be competitive.  Operating expenses during the year ended December 31, 2009, were comprised of rent of $281,130, professional fees of $383, 793 , general and administrative expenses of $80,314 and gain on the sale of fixed assets of $9,539, for total operating expenses of $735,698, which resulted in a loss from operations for the year ended December 31, 2009, of $576,734.  In comparison, during the year ended December 31, 2008, operating expenses were comprised of rent $94,424, professional fees of $143,006, general and administrative of $435,277 and gain on sale of fixed assets of $30, for total operating expenses of $672,677, which resulted in a loss from operations of $284,686.  Rents increased due to a new warehouse facility that was rented.  In addition, accounting allocation changes were made regarding the accounts to which the equipment rental expenses were accounted for.  In 2008, the majority of the equipment rental expenses were charged to cost of goods sold.  In 2009, management changed the allocation to include some of the equipment rental costs as rent expense rather than to cost of goods sold.  Professional fees are higher in both 2008 and 2009 due to the allocation of costs associated with the SCS Consulting Agreement.  These fees were treated as an expense and were charged to expense in 2008 and 2009, respectively, at $133,333 and $266,667.  We had interest expense of $72,626 for the year ended December 31, 2009, compared to $35,611 for the previous year.    We had a net loss of $649,360 for the year ended December 31, 2009, compared to a net loss of $320,297 for the year ended December 31, 2008.

Network Sub paid a consulting fee of $400,000 to SCS under the SCS Consulting Agreement described under the heading “SCS Consulting Agreement” of the caption “Introduction” of Item 1.  This expense was a one-time payment and we do not expect any similar payments will made in the near future. Of that $400,000, $133,000 was charged to operations in 2008 and the remaining $267,000 was charged to operations in 2009, affecting the income amounts in those years by such amounts.

In anticipation of the Merger whereby we acquired Network Sub and in anticipation of acquiring our planned funding, Network Sub incurred significant costs and expenses related to salaries for new hires, equipment and network upgrades and modifications and other costs and expenses.  These costs resulted in decreased income from operations in 2009.

Management believes that we will be able to increase gross margins during our acquisition phase due to economies of scale.  We do not expect a material change in the cost of most of our products, though we have been able to find lower-cost providers for some products and will continue to search for these savings.  We will also be able to decrease costs and increase the gross profits for our products following development of our own insurance and administrative businesses.

The following are the principal reasons for the increases and decreases in the Results of Operations in the periods reported:

1.

Revenues are down over a year ago due to the lagging effects of the recession.  Many automobile dealers have eliminated advertising and marketing entirely for a period of time, and have delayed the implementation of F&I product changes.  Also, the demand for business development center services is significantly down over a year ago.

2.

Cost of goods sold have increased over a year ago due to a workload shift from general and administrative costs to cost of sales that more precisely attributes direct production costs in determining gross profit margins.

3.

Professional fees decreased due to the termination of the SCS Consulting Agreement.

4.

General and administrative costs decreased over a year ago, also due to a workload shift from general and administrative costs to cost of sales as referenced in item 2 of this discussion.

5.

Interest expense has declined due to the expiration of certain capital leases over a year ago.  Related entity obligations have been reduced and/or eliminated resulting in a significant reduction in imputed interest charges.

Liquidity

For the six month periods ended June 30 , 2010, and 2009

We had cash of $44,646 as of June 30, 2010.

Our operating losses continued through the second quarter of 2010.  We recognize that the implementation of our business plan is showing positive trends in volume and revenue growth.  We have identified and are in discussions with an investor to secure the capital commitment that we are seeking to implement our planned future operations, though we have not entered into any firm commitment or other arrangements or understandings.

During the six month period ended June 30, 2010, our net cash from operating activities improved over the six month period ended June 30, 2009.  The primary driver of this change is the one-time payment of professional fees to Smith Consulting Services, Inc paid by us in the first quarter of 2009 and expensed during 2008 and 2009.  There were no further payment or charges to net income in 2010, and there are no expected future payments.

In addition, Great Western, our related party, has paid expenses on our behalf. We expense these amounts and record a liability for the amount owed. During the six month period ended June 30, 2010, Great Western paid $49,532 in expenses on our behalf. We repaid $0 for the six month period ended June 30, 2010. As of June 30, 2010, we owed Great Western $142,660, which is reflected in our accounts payable - related party.

Great Western also loaned us an additional $167,000 in cash during the quarter ended June 30, 2010.  This is non-interest bearing and due on demand.  During this quarter, we and Great Western agreed to reduce the debt by the balance due us for services provided to Great Western in the amount of $99,911.  As of June 30, 2010, we owed Great Western $67,089, which is reflected in our notes payable - related party.

These advanced expenses and loans were used for our working capital.

Revenues for the six month periods ended June 30, 2010, and 2009, attributable to Great Western, were, respectively, $255,895 or approximately 64% of total revenues; and $263,974 or approximately 59% of total revenues.

For the years ended December 31, 2009, and 2008

We had cash at December 31, 2009, of $8,398.  Our total current assets were $111,159, with $60,507 in property and equipment, for total assets of $171,666.  Our total current liabilities were $210,561, and with our capital lease of $42,099, we had total liabilities of $252,660.  We had total stockholders’ deficit of $80,994 at December 31, 2009.  We operated as a limited liability company from our inception on February 14, 2006, to the conversion to Network Sub as a Utah corporation on September 28, 2009.

Shareholders (or members) had advanced funds in the form of non-interest bearing demand loans.  The largest aggregate amount of principal outstanding for the shareholder loans during 2009 were $303,512 to R. Shane Griffin and $303,512 to Joshua A. Griffin.  Interest expense was imputed on these loans of $54,789 and $13,550 for the years ended December 31, 2009, and 2008, respectively.  Also, during the years ended December 31, 2009 and 2008, shareholders forgave debt owed by us in the amount of $607,025 and $520,883, respectively, leaving a zero balance for shareholder loans on December 31, 2009, and resulting in an improvement of our liquidity by this debt forgiveness.

During the years ended December 31, 2009, and 2008, Great Western advanced the aggregate amounts of $469,848 and $124,401 to us.  The largest aggregate amount of principal outstanding to Great Western during 2009 was $599,106.  We repaid $88,749 and $127,075 for the years ended December 31, 2009, and 2008.  Also, during the years ended December 31, 2009, and 2008, Great Western forgave amounts payable of $567,912 and $0, respectively.  As of

December 31, 2009, and 2008, we owed Great Western $93,128 and 279,941, respectively, which debt forgiveness also greatly improved our liquidity.  The debt forgiveness was treated as a contribution to equity for accounting purposes.

$200,000 of the indebtedness for each of Joshua A. Griffin and R. Shane Griffin (shareholders or members) was loaned to Red Foxx LLC for the purpose of entering into the SCS Consulting Agreement with SCS Consulting Services, Inc. described in Item 1.  All other indebtedness was loaned for working capital.  More specifically, our business purpose for requesting and receiving advances from Great Western has been to meet our cash demands.  When we have experienced a cash shortfall, we have requested that Great Western advance us the funds to meet our immediate cash demands. These cash demands include funds required to make payroll, to make lease payments, to pay invoices and to cover our customary operating expenses.

During the past 20 months of the economic recession, new and used automobile sales trended downward significantly. Because many of our products are ancillary to the purchase of new and used automobiles at dealerships, the sales of those products also trended down significantly.  The downward trend of the availability of financing for automobile purchases and the increase in the price of gasoline in 2008 to $4.00 per gallon contributed to the downward trend of automobile sales and the sales of our products.  We are now seeing a slight upward trend of automobile sales and recovery of the economy in general.  If this new upward trend continues, we believe we will see a material increase in sales of our products, resulting in increased liquidity to us.

Liquidity in the near term is affected by our ability to increase our business volume and profitability.  Our management recognizes positive trends in the growth of our print media sales and our proprietary bundled products being sold to dealer groups.  We anticipate that current liquidity needs will be satisfied through this increase in sales volume and profitability.  Our management also views our relationship with our related entity dealer group, Great Western, as a source of continued financial stability until our business plan can be fully implemented.

Liquidity in the long term will be impacted by our ability to raise investment capital funds.  We believe this infusion of capital will allow us to fully implement our business plan, increase sales volume and stabilize our liquidity needs.   We also believe that all of our long-term obligations and commitments can be satisfied by the implementation of our business plan and the successful raise of the capital necessary to fully implement our plans.

There is no internal source for liquidity other than the potential of increased profitability.  Our major external source of liquidity will be our anticipated required funding to fully implement our business plan, which is not assured.  Without additional funds, our liquidity will be directly tied to our growth, and our growth will be limited on a year to year basis, without the infusion of additional funding from sources other than our business operations.

See the discussion of the five numbered items of our Results of Operations above for the years ended December 31, 2009, and 2008, for additional general information that was also applicable to the discussion of these yearly liquidity issues.

Capital Resources

We had no material commitments for capital expenditures as the six months ended June 30 , 2010, or the year ended December 31, 2009.  Capital resources will be augmented by our first round funding, when available.  Management anticipates the use of capital infusion through funding rather than the use of debt to fund operations.  Funding will be used for acquisitions, research and development and development of our insurance agencies.

Off Balance Sheet Arrangements

We had no off balance sheet arrangements for the six months ended June 30 , 2010, or year ended December 31, 2009.

Item 3.  Properties.

We have two leases of real property for office and warehouse space that we utilized in our business operations.

Our leased property at 897 North Marshal Way, Suites A, B and C, Layton, Utah, represents 3,600 square feet of warehouse and office space for our production, development and marketing staff, together with our printers, inserters, cutters, folders and stuffing equipment and our IT management, equipment, servers, routers, monitors and related equipment.  This property is leased for the 18 month period commencing October 31, 2009, at a rate of $3, 150 per month. The lease will continue on a month to month basis following the initial term unless terminated by either party at least 90 days prior to the end of its term.

Our leased property at 1725 E. 1450 S., Suite 340, Clearfield, Utah, represents 3,339 square feet of quality office space for our executive staff and sales personnel, leased for two years, at a monthly rate of $5,802, with rent abatement of $3,000 for the January, 2011, monthly payment, and with no rent due for the months of July, September and November, 2010.

Copies of these leases are filed as Exhibits to this Form 10.  See Item 15.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

Security Ownership of Certain Beneficial Owners

The following table sets forth the share holdings of beneficial owners owning in excess of 5% of our outstanding voting securities as of the date of this Form 10, based upon 46,019,233 shares of our common stock being outstanding:

Ownership of Principal Shareholders

Title Of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class(1)
Common Stock	Joshua A. Griffin 1725 E. 1450 S., Suite 340 Clearfield, Utah 84015	19,975,000(1)	43.4%
Common Stock	R. Shane Griffin 1725 E. 1450 S., Suite 340 Clearfield, Utah 84015	19,975,000(1)	43.4%
Common Stock	Smith Consulting Services, Inc. 455 East 500 South #201 Salt Lake City, Utah 84111	4,156,826(2)	9.0%
Total		44,106,826 shares	95.8%

(1)

Reflects a deduction of 25,000 shares from each of the Griffins Merger Consideration shares that were conveyed to a former employee following the closing Merger.

(2)

Reflects the sale of 150,000 shares and the gift of 65,000 shares by SCS of the shares it received under its SCS Consulting Agreement following the closing of the Merger.

Security Ownership of Management

The following table sets forth the share holdings of beneficial owners owning in excess of 5% of our outstanding voting securities as of the date of this Form 10, based upon 46,019,233 shares of our common stock being outstanding:

Ownership of Officers and Directors

Title Of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	Joshua A. Griffin 1725 E. 1450 S., Suite 340 Clearfield, Utah 84015	19,975,000*	43.4%
Common Stock	Paul D. Stevens 2345 Hitching Post Green River, Wyoming 82935	-0-	-0-
Common Stock	R. Shane Griffin 1725 E. 1450 S., Suite 340 Clearfield, Utah 84015	19,975,000*	43.4%
Common Stock	R. Lynn McCoy 13793 Glen Laurel Way Riverton, Utah 84065	-0-	-0-
Total		39,950,000	86.8%

*

Reflects a deduction of 25,000 shares from each of the Griffins Merger Consideration shares that were conveyed to a former employee following the closing Merger.

Changes in Control

There are no present arrangements or pledges of our securities which may result in a change in control of us.

Item 5.  Directors and Executive Officers.

Identification of Directors and Executive Officers

The following table sets forth the names of all of our current directors and executive officers. These persons will serve until the next annual meeting of the shareholders or until their successors are elected or appointed and qualified, or their prior resignation or termination.

Name	Age	Positions Held	Date of Election or Designation of Director or Officer	Date of Termination or Resignation
Joshua A. Griffin	34	CEO	December 31, 2009	*
		President	December 31, 2009	*
		Director	December 31, 2009	*
Paul D. Stevens, CPA	52	CFO	December 31, 2009	*
		Vice President	December 31, 2009	*
		Treasurer	May 11, 2010	*
		Director	December 31, 2009	*
R. Shane Griffin	33	Secretary/Treasurer	December 31, 2009	May 10, 2010
		Director	December 31, 2009	*
R. Lynn McCoy	51	Director	May 11, 2010	*
		COO	May 11, 2010	*
		Secretary	May 11, 2010	*

*

These persons presently serve in the capacities indicated, with directors serving until the next annual meeting of the shareholders and executive officers serving until the next annual meeting of the Board of Directors, which follows the annual meeting of the shareholders.

Business Experience

Joshua A. Griffin

Chairman of the Board of Directors,

Chief Executive Officer and President

Mr. Griffin was a founding member of Red Foxx Solutions, LLC and a Managing Member from its inception in 2006 until its conversion to a Utah corporation in the form of Network Sub on September 28, 2009, when he became its CEO, President and a director.  He became our President, CEO and a director on January 1, 2010, following the effective date of our Merger with Red Foxx Solutions, Inc.

Mr. Griffin has served as the President and a director of Great Western during the past five years.  Great Western is an automobile dealership group that has had more than 200 employees, all under the direction of Mr. Griffin as President. Under Mr. Griffin’s leadership, Great Western has grown from a single dealership to its current status of three branded, franchised automobile dealerships, a wholesale automobile operation and several used automobile outlets. During his tenure, Mr. Griffin has managed and overseen all of the operations of the Great Western automotive group.  Prior to 2005, Mr. Griffin also served as the Vice President and director of Great Western.

With almost two decades of experience in the automobile business, Mr. Griffin possesses a solid understanding and knowledge in all areas of the retail and wholesale automobile industry, having risen from a sales associate to CEO and owner of a multi-brand franchised automobile outlet, automobile and truck distributorship. Mr. Griffin is a leader and well rounded executive with the skills, ambition and ability to see the big picture. At the same time, he maintains the capacity to delegate authority and responsibility, enabling him to effectively manage a wide range of companies and people.  Mr. Griffin’s executive experience in the various divisions of automobile dealerships has prepared  and made him specially qualified to lead the Company.  He has also been a Manager and Member of JS Investments, Inc. since 2006, a real estate company which is discussed below in the resume of R. Shane Griffin.

Paul D. Stevens, CPA

Director

Chief Financial Officer, Vice President and Treasurer

Mr. Stevens is the CFO, Treasurer and a director of the Company.  He brings nearly 20 years of experience as a tax partner at a CPA firm (Mortenson, Stevens & Co., PC [1987-2004]), and an independent auditor of many firms, including the auditing of numerous publicly-traded companies.  He also has experience as a Board of Director member, having served on the Boards of Directors of First National Bank of Pinedale, Wyoming, from 1995 to 1998; the Museum of the Mountain Man, Pinedale, Wyoming, 1998-1993 and Green River Futures, Inc., an economic development agency serving Green River Wyoming, from 2004 to Present.

During the past five years, he has been a full-time employee and the Chief Financial Officer and Secretary and a member of the Board of Directors of Great Western, where he is presently responsible for all financial aspects of Great Western’s dealer group and the co-supervision of all employees associated with these responsibilities, along with the Griffins.  His responsibilities as CFO included legal, compliance, risk management, payroll, tax and accounting functions. All office staff reported to Paul, totaling approximately 28 employees

Additional Areas of Specialization Include:

Accounting and Taxation; Estate and Business Planning and Consulting; Trust Administration; Business and Finance; Commercial Real Estate Ownership and Management; Federal Income Taxation of Corporations, Estates and Trusts; Estates and Trusts Planning and Consulting; Captive Insurance Company Management; Risk Hazard Management and

Mitigation; Legal Risk Management and Mitigation.

Mr. Stevens holds a Bachelor of Science degree of Science from Brigham Young University.  He has been a practicing Certified Public Accountant since 1981, and is licensed in Wyoming and Utah.

R. Shane Griffin

Director

In addition to being a founding member of Red Foxx Solutions, LLC and a Managing Member from its inception in 2006 until its conversion to a Utah corporation, when he became a director and the Vice President of Network Sub, he has served as the Vice President of Great Western since 2008; and served as its Treasurer from 2001, primarily responsible for overseeing its finances and related fiscal matters.  Mr. Griffin has been a 50% owner of Great Western since 2001. He, along with Joshua A. Griffin, has been responsible for the management and coordination of the business operations and employees of both Red Foxx Solutions, LLC and Great Western during these respective periods.

Mr. Griffin has managed hundreds of employees in various aspects of the automotive industry, including fixed operations, finance and insurance and sales as the co-owner of Great Western.  He has been instrumental in the growth and sustainability of the Great Western’s dealer group and possesses both the knowledge and experience needed by a Board member for the Company as we focus on delivering quality F&I and marketing products to automobile dealers and groups.

He has also been a Managing Member of JS Investments, LLC, a Wyoming limited liability company, since 2006, an entity which owns a number of distinct companies that lease and acquire real property and related improvements.  His duties at JS include the general supervision of the business and affairs of its operations and its related entities.

R. Lynn McCoy

Director, Chief Operating Officer and Secretary

Mr. McCoy has over 21 years of experience effectively managing key internal departments of companies such as the Program/Project Office, Human Resources, Payroll, Finance, Facilities, Operations, Compliance and Information Technology.  His responsibilities included the management of many projects and resources across a broad range of organizations, including GE Capital, SunGuard Systems, Wells Fargo Bank, Bank of America, First Security Bank, Zions Bank, Pitney Bowes Office Systems (“Imagistics”), Larry H Miller Group, Fred A. Mortensen and Great Western. He has demonstrated proven ability to manage projects and resources to adhere to budget constraints, scope and timelines leveraging various project management tools and methodologies to control projects and resources. His communication skills and practices ensure open, honest and effective communication is achieved throughout the organization and the interdependent departments for which he has been responsible, including communicating with project sponsors and executive management.

Since 2007, he has been the Chief Operating Officer of Great Western, where his duties include management of internal departments, the overseeing of primary operations and the conduct of process management analysis and documentation, responsibility for implementation of company standards and practices and management of product/system upgrades, product development and system architecture design and enhancements. As the COO of Great Western, he had Human Resources, Information Technology, Vendor Management, Project Management and General Operations departments under his direction.

From 2006 until its conversion to a Utah corporation just prior to the Merger with us, he was the COO of Red Foxx Solutions, LLC, where he supervised between eight to 10 employees and was responsible for overseeing its call center and its print/marketing operations.

From 2003 to 2007, he was a Principal Consultant Project/Program Manager for Watson McCoy Inc.; the Vice President, Technology, Project/Program Director, Wealth Management, at Wells Fargo Bank (2000 to 2003), where he had between 10 to 400 employees under his direct or indirect supervision; and form 1994 to 2000, he was Vice President, First Security Information Technology, Inc., as Senior Project Manager.

Mr. McCoy received a BS in Computer Science from California State University at Hayward, Hayward, CA, in 1982.  His training has also included Systems Analysis and Design (Yourdon/Dickinson); and numerous corporate sponsored Management Seminars and Training and Project Management series training courses.

Directorships held in other reporting issuers under the Exchange Act

None of our directors or executive officers serves in the capacity as a director of any reporting issuer under the Exchange Act.

Family Relationships

Joshua A. Griffin and R. Shane Griffin are brothers.

Involvement in Certain Legal Proceedings

During the past ten (10) years, none of our present or former directors, executive officers or persons nominated to become directors or executive officers (or those in similar positions with us) has been the subject of any of the following:

(1) A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two (2) years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two (2) years before the time of such filing;

(2) Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him or her from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) Such person was the subject of any order, judgment or decree, not subsequently reversed,

suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

(5) Such person was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated;

(6) Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) Such person was the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any federal or state securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Item 6.  Executive Compensation.

The following table sets forth the aggregate compensation paid by us to members of our management for services rendered during the years indicated:

Salaries or Other Compensation

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Joshua A. Griffin, CEO, President and Director	03/31/2010 12/31/2009 12/31/2008	None. None. None.	None. None. None.	None. None. None.	None. None. None.	None. None. None.	None. None. None.	None. None. None.	None. None. None.
R. Shane Griffin, S/T & Director	03/31/2010 12/31/2009 12/31/2008	None. None. None.	None. None. None.	None. None. None.	None. None. None.	None. None. None.	None. None. None.	None. None. None.	None. None. None.

Outstanding Equity Awards

There were no outstanding equity awards of any kind paid to our directors or executive officers during the years ended December 31, 2009, and 2008.

Compensation of Directors

None of our directors was compensated for service as a director during the years ended December 31, 2009, and 2008.

Item 7.  Certain Relationships and Related Transactions, and Director Independence.

Transactions with Related Persons

Except as indicated below, there were no material transactions, or series of similar transactions, during our last three fiscal years, or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party, in which the amount involved exceeded the lesser of $120,000 or 1% of the average of our total assets at year-end for the last three completed fiscal years and in which any director, executive officer or any security holder who is known to us to own of record or beneficially more than five percent of any class of our common stock, or any member of the immediate family of any of the foregoing persons, had an interest.

Shareholder (or Members) and Related Party Advances

Revenues for the six month periods ended June 3 0 , 2010, and 2009, and the years ended December 31, 2009, and 2008, attributable to Great Western were, respectively: $ 255,895 or approximately 6 4%; $ 263,974 or approximately 59%; $493,931 or approximately 51%; and $510,113 or approximately 29%.  During the year ended December 31, 2007, revenues attributable to Great Western were $1,617,098 or approximately 69% of total revenues.  See the heading “Dependence on One or a Few Major Customers” of the caption “Business” of Item 1.  These revenues were from numerous general business transactions related to selling our services and products to automobile customers of Great Western during these periods at similar rates for such products and services sold to unrelated parties.

Shareholders (or members) had advanced funds in the form of non-interest bearing demand loans.  The largest aggregate amount of principal outstanding for the shareholder loans during 2009 were $303,512 to R. Shane Griffin and $303,512 to Joshua A. Griffin.  Interest expense was imputed on these loans of $54,789 and $13,550 for the years ended December 31, 2009, and 2008, respectively.  Also, during the years ended December 31, 2009 and 2008, shareholders forgave debt owed by us in the amount of $607,025 and $520,883, respectively, leaving a zero balance for shareholder loans on December 31, 2009.  No new shareholder loans have been made during 2010.

In addition to the shareholder (or members) loans described in the previous paragraph, Great Western advanced us funds at various times during the six months ended June  30 , 2010, and the fiscal years ended December 31, 2009, 2008 and 2007.  We expense these amounts advanced and record a liability for the amounts owed.  During the six months ended June 30 , 2010, Great Western paid $ 49,532 in expenses on our behalf . During the years ended December 31, 2009, and 2008, Great Western advanced the aggregate amounts of $469,848 and $124,401 to us.  The largest aggregate amount of principal outstanding to Great Western during 2009 was $599,106.  We repaid $88,749 and $127,075 for the years ended December 31, 2009, and 2008.   We repaid $0 for the six months ended June 30, 2010.   Also, during the years ended December 31, 2009, and 2008, Great Western forgave amounts payable of $567,912 and $0, respectively.  We owed Great Western $ 142,660 at June 30 , 2010, and as of December 31, 2009, and 2008, we owed Great Western $93,128 and $279,941, respectively , which is reflected in our accounts payable - related party .  Great Western advanced us $222,184 in the year ended December 31, 2007. Of that amount, we repaid $28,329; however, there was a balance from the prior year, so none of the 28,329 was utilized to pay down any of the 2007 advances.  For fiscal year ending December 31, 2007, the year-end balance owed to Great Western was $288,735 and the receivables from related parties were $32,396.26.  There was no forgiveness of debt in 2007.

During the quarter ended June 30, 2010, Great Western loaned us an additional $167,000 in cash.  This loan is a non-

interest bearing and due on demand.  During this quarter, we and Great Western agreed to reduce the debt by the balance due us for services provided to Great Western in the amount of $99,911.  As a result, as of June 30, 2010, we owed Great Western $67,089, which is reflected in our notes payable - related party.

$200,000 of the indebtedness for each of Joshua A. Griffin and R. Shane Griffin (shareholders or members) was loaned to Red Foxx LLC for the purpose of entering into the SCS Consulting Agreement with SCS Consulting Services, Inc. described in Item 1.  All other indebtedness was loaned for working capital.  More specifically, our business purpose for requesting and receiving advances from Great Western has been to meet our cash demands.  When we have experienced a cash shortfall, we have requested that Great Western advance us the funds to meet our immediate cash demands. These cash demands include funds required to make payroll, to make lease payments, to pay invoices and to cover our customary operating expenses.

Merger Agreement

Effective December 31, 2009, we completed the Merger Agreement between our wholly-owned subsidiary (“Merger Subsidiary”) and Network Sub, formerly “Red Foxx Solutions, Inc.,” whereby Merger Subsidiary merged with and into Network Sub. Network Sub was the surviving corporation under the Merger and became our wholly-owned subsidiary. Network Sub shareholders exchanged their respective shares of common stock of Network Sub (an aggregate of 40,000,000 shares [owned 50% each by Joshua A. Griffin and R. Shane Griffin, two of our current directors and the former owners of Network Sub]) for shares of our common stock that comprised restricted securities (“Restricted Securities”) under Rule 144 of the SEC, on a one for one basis (the “Merger Consideration).  Following the closing of the Merger, the Griffins collectively owned approximately 87% of our outstanding voting securities, valued at $0.01 per share, in valuing the payment of consulting services to SCS as outlined in the following paragraph.  See the heading “Merger” of the heading “Business Development” of Item 1 for additional information regarding the Merger.

On August 25, 2008, SCS entered into a consulting agreement (the “SCS Consulting Agreement”) with Red Foxx LLC, now, Network Sub and a predecessor of Red Foxx Solutions, Inc., under which SCS agreed to: (i) act as an independent consultant to Red Foxx LLC respecting its strategic planning, organizational structure, contracts and general business consulting; (ii) identify a publicly-held company as a suitable merger or reorganization candidate by which Red Foxx LLC would reorganize and become publicly-held, with the pre-merger or reorganization Red Foxx LLC members owning at least 86% of the post-merger or reorganization publicly-held company; (iii) assist Red Foxx LLC in conducting and providing “due diligence” for any such merger or reorganization candidate; and (iv) pay all expenses related to these endeavors.  The SCS Consulting Agreement provided for payment to SCS of $400,000 on execution, and SCS was to receive not less than approximately 9.5% of the total post-merger or reorganization outstanding voting securities of the publicly-held company.  The term of the SCS Consulting Agreement was one (1) year and was extended verbally by the parties through the closing of the Merger.  SCS agreed that any shares that it owned or acquired in the publicly-held company candidate prior to or simultaneously with the closing of any merger or reorganization would be included in calculating the 9.5% interest that SCS was entitled to receive under the SCS Consulting Agreement.  SCS had owned 75,000 of our shares since 2004 (representing about 4% of our pre-Merger outstanding voting securities that were purchased in our 2006 offering under Rule 504 of Regulation D), and acquired 541,000 additional shares from certain of our other shareholders (four in total), which included 331,000 shares from our former President, James P. Doolin, all of which were acquired for an aggregate of $5,410 or $0.01 per share.  Accordingly, we were required to issue SCS an additional 3,755,826 shares of our common stock that were Restricted Securities for aggregate total SCS holdings of 4,371,826 shares or approximately 9.5% of our post-Merger outstanding voting securities.  Neither SCS nor its principal owner were otherwise affiliated with us at any time prior to the Merger, except as one of our shareholders; and to our knowledge, except for the SCS Consulting Agreement, neither SCS nor its principal owner had any affiliation with Red Foxx LLC or Network Sub prior to the closing of the Merger.  We have accounted for these share issuances as non-employee stock-based compensation.  Our Board of Directors valued these share at $0.01 per share, based on the price of the most recent private transactions in our common stock, the fact that there had never been a public market for our shares of common stock and the limitations on resale of these shares.  We recognized the expense as professional fees. See the heading “SCS Consulting Agreement” of the heading “Business Development” of Item 1 for additional information regarding the SCS Consulting Agreement.

Transactions with Promoters and Certain Control Persons

Except as indicated under the heading “Transactions with Related Persons” of this Item above, there were no material transactions, or series of similar transactions, during our last three fiscal years, or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party, in which the amount involved exceeded $120,000 and in which any promoter or founder of our or any member of the immediate family of any of the foregoing persons, had an interest.

Parents of the Issuer

We have no parents.

Director Independence

We are not required to have any independent directors, and we do not believe any of our directors come within any recognized definition of an “independent director.”

Item 8.  Legal Proceedings.

We are not a party to any pending material legal proceeding.  To the knowledge of our management, no federal, state or local governmental agency is presently contemplating any proceeding against us.  No director, executive officer or affiliate of ours or owner of record or beneficially of more than five percent of our common stock is a party adverse to us or has a material interest adverse to us in any proceeding.

Item 9.  Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Our common stock has never been quoted.  Once this Form 10 is effective and the SEC has indicated to us that it has completed its review process and has no further comments, we intend to submit for quotations of our common stock on the OTC Bulletin Board of FINRA or the Pink Sheets.  No assurance can be given that any market for our common stock will develop or be maintained.  For any market that develops for our common stock, the sale of “restricted securities” pursuant to Rule 144 of the SEC by members of our management or any other persons to whom any such securities may be issued in the future may have a substantial adverse impact on any such public market.

Rule 144

The following is a summary of the current requirements of Rule 144:

	Affiliate or Person Selling on Behalf of an Affiliate	Non-Affiliate (and has not been an Affiliate During the Prior Three Months)
Restricted Securities of Reporting Issuers

During six-month holding period – no resales under Rule 144 Permitted.

After six-month holding period – may resell in accordance with all Rule 144 requirements including:

•

Current public information,

•

Volume limitations,

•

Manner of sale requirements for equity securities, and

•

Filing of Form 144.

During six- month holding period – no resales under Rule 144 permitted.

After six-month holding period but before one year – unlimited public resales under Rule 144 except that the current public information requirement still applies.

After one-year holding period – unlimited public resales under Rule 144; need not comply with any other Rule 144 requirements.

Restricted Securities of Non-Reporting Issuers

During one-year holding period – no resales under Rule 144 permitted.

After one-year holding period – may resell in accordance with all Rule 144 requirements including:

•

Current public information,

•

Volume limitations,

•

Manner of sale requirements for equity securities, and

•

Filing of Form 144.

During one-year holding period – no resales under Rule 144 permitted. After one-year holding period – unlimited public resales under Rule 144; need not comply with any other Rule 144 requirements.

Holders

The number of record holders of our common stock as of the date of this Form 10 is approximately 105, not including an indeterminate number who may hold shares in “street name.”

Dividends

We have not declared any cash dividends with respect to its common stock and do not intend to declare dividends in the foreseeable future.  Our future dividend policy cannot be ascertained with any certainty. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our securities.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	None	None	None
Equity compensation plans not approved by security holders	None	None	None
Totals:	None	None	None

Item 10.  Recent Sales of Unregistered Securities.

During the last three years, we issued the following unregistered securities:

Name of Person or Group	Date	Number of shares	Consideration
Founders at Inception	12-12-03	215,000	$6,450
94 Accredited Investors	01-13-04	800,000	$32,000
James P. Doolin	01-02-08	848,407	Debt Forgiveness of $33,936
Smith Consulting Services, Inc.	12-24-09	3,755,826	Consulting Services
M.E. Dancy Consulting Services, Inc.	12-24-09	200,000	Services
David E. Nelson	12-24-09	200,000	Services
Red Foxx Solutions, Inc. Shareholders	12-24-09	40,000,000	Network Sub Merger Consideration

We issued all of these securities to persons who were “accredited investors” as that term is defined in Regulation D of the SEC; and each such investor had prior access to all material information about us as each is and was then a director or executive officer or attorney for us.  We believe that the offer and sale of these securities were exempt from the registration requirements of the Securities Act, pursuant to Sections 4(2) and 4(6) thereof, and Rule 506 of Regulation D of the SEC.  Registration of sales to “accredited investors” is preempted from state regulation by Section 18 of the Securities Act, though states may require the filing of notices, a fee and other administrative documentation.

Use of Proceeds of Registered Securities

We had no proceeds from the sale of registered securities during the periods covered by this Form 10 or the fiscal periods reported in our consolidated financial statements that accompany this Form 10.

Item 11.  Description of Registrant’s Securities to be Registered.

We are registering our common stock under this Form 10.

Common Stock

We are authorized to issue is 105,000,000 shares, divided into two classes: (i) 100,000,000 shares of common voting stock of a par value of one mill ($0.001) per share; and (ii) 5,000,000 shares of preferred stock of a par value of one mill ($0.001) per share.  The preferred stock shall have such rights and preferences as our Board of Directors may determine. Fully paid common stock issued by us shall not be liable to any further call or assessment.

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders.  Our shareholders have no pre-emptive rights to acquire additional shares of our common stock or other securities; nor shall our shareholders be entitled to vote cumulatively in the election of directors or for any other purpose.  Our common stock is not subject to redemption rights and carries no subscription or conversion rights.  All shares of our common stock now outstanding are fully paid and non-assessable.

For additional information regarding our common stock, see our Articles of Incorporation, as amended, which are filed as an Exhibit hereto and incorporated herein by reference.  See Item 15.

Item 12.  Indemnification of Directors and Officers.

Utah Law

Section 16-10a-902 (1) of the Utah Revised Business Corporation Act authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 16-10a-902 (4) prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit.   Otherwise, Section 16-10a-902 (5) allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of a corporation.

Unless limited by the Articles of Incorporation, Section 16-10a-905 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction.   Section 16-10a-907 (1) extends this right to officers of a corporation as well.

Unless limited by the Articles of Incorporation, Section 16-10a-903 requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith.   Section 16-10a-907 (1) extends this protection to officers of a corporation as well.

Pursuant to Section 16-10a-904(1), the corporation may advance a director’s expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902.   Unless limited by the Articles of Incorporation, Section 16-10a-907 (2) extends this protection to officers, employees, fiduciaries and agents of a corporation as well.

Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnity under the Utah Revised Business Corporation Act, Section 16-10a-908 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

Articles of Incorporation

There are no provisions in our Articles of Incorporation that protect or indemnify our officers and directors beyond what is permitted in the General Corporation Law of the State of Utah.

Bylaws

Sections 8.01 through 8.07, inclusive, of Article VIII of our Bylaws states the following with regard to indemnification of directors and executive officers and others:

Section 8.01  Indemnification:  Third Party Actions.  The corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

Section 8.02  Indemnification:  Corporate Actions.  The corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine on application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 8.03  Determination.  To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 8.01 and 8.02 hereof, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.  Any other indemnification under Sections 8.01 and 8.02 hereof, shall be made by the corporation upon a determination that indemnification of the officer, director, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections 8.01 and 8.02 hereof.  Such determination shall be made either (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding; or (ii) by independent legal counsel on a written opinion; or (iii) by the shareholders by a majority vote of a quorum of shareholders at any meeting duly called for such purpose.

Section 8.04  General Indemnification.  The indemnification provided by this Section shall not be deemed exclusive of any other indemnification granted under any provision of any statute, in the corporation's Articles of Incorporation, these Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs and legal representatives of such a person.

Section 8.05, Article VIII of our Bylaws, states the following with regard to indemnification: Advance of Expenses for Directors and officers:

Section 8.05  Advances.  Expenses incurred in defending a civil or criminal action, suit, or proceeding as contemplated in this Section may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon a majority vote of a quorum of the Board of Directors and upon receipt of an undertaking by or on behalf of the director, officers, employee, or agent to repay such amount or amounts unless if it is ultimately determined that he or she is to indemnified by the corporation as authorized by this Section.

Section 8.06, Article VIII of our Bylaws, states the following with regard to indemnification: Scope for Directors, Officers, employees or agents:

Section 8.06  Scope of Indemnification.  The indemnification authorized by this Section shall apply to all present and future directors, officers, employees, and agents of the corporation and shall continue as to such persons who ceases to be directors, officers, employees, or agents of the corporation, and shall inure to the benefit of the heirs, executors, and administrators of all such persons and shall be in addition to all other indemnification permitted by law.

Section 8.07, Article VII of our Bylaws, states the following with regard to indemnification: Insurance:

Section 8.07.  Insurance.  The corporation may purchase and maintain insurance on behalf of any person who is or was a director, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against any such liability and under the laws of the state of incorporation, as the same may hereafter be amended or modified.

Item 13.  Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Network Dealer Services, Inc.

We have audited the accompanying consolidated balance sheets of Network Dealer Services Holding Corp. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’/ members’ equity (deficit), and cash flows for years ended December 31, 2009 and 2008.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Network Dealer Services Holding Corp. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 10 to the financial statements, the Company has incurred significant losses since inception, raising substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 10.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC

Salt Lake City, Utah

May 14, 2010 except for Note 12, which is July 13, 2010

NETWORK DEALER SERVICES HOLDING CORP.

Consolidated Balance Sheets

Assets	December 31, 2009 (Restated)	December 31, 2008
Current Assets:
Cash	$8,398	$39,948
Accounts Receivable, net	37,100	74,848
Accounts Receivable, related party	61,892	40,776
Prepaid asset	1,695	2,030
Investments	2,074	972

Total current assets	111,159	158,574

Property and equipment, net	60,507	121,336

Total assets	$171,666	$279,910

Liabilities and Shareholders'/Members' Equity (Deficit)
Current liabilities:
Accounts payable	$65,959	$358,601
Accounts payable - related party	93,128	279,941
Other current liabilities	13,044	11,348
Shareholder payable	-	207,025
Current Portion Capital Leases	35,710	41,188
Current Portion Notes Payable	2,720	5,298

Total current liabilities	210,561	903,401

Long-term liabilities:
Notes Payable	-	2,720
Capital Leases	42,099	77,809

Total long-term liabilities	42,099	80,529

Total liabilities	252,660	983,930

Shareholders'/Members' Equity (Deficit):
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized, 46,019,233 shares issued and outstanding	46,019	-
Additional paid in capital	1,749,698	-
Members' Equity (Deficit)	-	(700,559)
Accumulated other comprehensive loss	(2,359)	(3,461)
Accumulated deficit	(1,874,352)	-
Total Stockholders'/Members' equity (deficit)	(80,994)	(704,020)

Total liabilities and Stockholders'/Members' equity (deficit)	$171,666	$279,910

See accompanying notes to financial statements

NETWORK DEALER SERVICES HOLDING CORP.

Consolidated Statements of Operations

	For the Year Ended December 31,
	2009 (Restated)	2008
Revenue	$480,616	$1,231,212
Revenues - related party	493,911	510,113
Total revenues	974,527	1,741,325

Cost of Goods Sold	815,563	1,353,334

Gross Profit	158,964	387,991

Operating expenses:
Rent	281,130	94,424
Professional fees	383,793	143,006
General and administrative	80,314	435,277
Gain on sale of fixed assets	(9,539)	(30)

Total operating expenses	735,698	672,677

Loss from operations	(576,734)	(284,686)

Other Income (Expense)
Interest expense	(72,626)	(35,611)
Total other expenses	(72,626)	(35,611)

Income (loss) before taxes	(649,360)	(320,297)

Provision for income taxes	-	-

Net loss	$(649,360)	$(320,297)

Other Comprehensive Income
Unrealized gains (losses) on available for sale securities	1,102	(1,598)
Total Comprehensive Income (Loss)	(648,258)	(321,895)

Net loss per share - Basic and diluted	$(0.02)	$(0.01)
Weighted Average Shares Outstanding – Basic and Diluted	40,000,000	40,000,000

See accompanying notes to financial statements

NETWORK DEALER SERVICES HOLDING CORP.

Consolidated Statements of Shareholders'/Members' Equity (Deficit)

	Common Stock		Additional Paid-in Capital	Members' Equity (Deficit)	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount
Balance at December 31, 2007	-	$-	$-	$(874,695)	$(1,863)	$-	$(876,558)
Related Party debt forgiveness/contributed capital	-	-	-	520,883	-	-	520,883
Distributions	-	-	-	(40,000)	-	-	(40,000)
Imputed interest on related party loan	-	-	-	13,550	-	-	13,550
Unrealized gain (loss) on available for sale securities	-	-	-	-	(1,598)	-	(1,598)
Net loss, year ended December 31, 2008	-	-	-	(320,297)	-	-	(320,297)
Balance at December 31, 2008	-	-	-	(700,559)	(3,461)	-	(704,020)
Contributions	-	-	-	629,005	-	-	629,005
Imputed Interest on Related Party Loans	-	-	-	54,789	-	-	54,789
Related Party debt forgiveness/contributed capital	-	-	-	545,932	-	-	545,932
Balance Immediately Prior to Reverse Acquisition of Left Lane Imports, Inc.	-	-	-	529,167	(3,461)	-	525,706
Recapitalization of NDS with Left Lane Common Stock Issued in the Acquisition	40,000,000	40,000	1,714,159	(529,167)	-	(1,224,992)	-
Acquisition of Left Lane	1,863,407	1,863	(1,863)	-	-	-	-
Balance Immediately After Reverse Acquisition of Left Lane Imports, Inc.	41,863,407	41,863	1,712,296	-	(3,461)	(1,224,992)	525,706
Shares issued for services	4,155,826	4,156	37,402	-	-	-	41,558
Unrealized gain (loss) on available for sale securities	-	-	-	-	1,102	-	1,102
Net loss, year ended December 31, 2009	-	-	-	-	-	(649,360)	(649,360)
Balance at December 31, 2009	46,019,233	$46,019	$1,749,698	$-	$(2,359)	$(1,874,352)	$(80,994)

See accompanying notes to financial statements

NETWORK DEALER SERVICES HOLDING CORP.

Consolidated Statements of Cash Flows

	For The Year Ended December 31,
	2009 (Restated)	2008
Cash flows from operating activities:
Net loss	$(649,360)	$(320,297)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation expense	47,961	74,471
Bad debt expense	1,311	48,607
Gain on sale of asset	(9,539)	(30)
Imputed interest on related party loan	54,789	13,550
Shares issued for services	41,558
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	36,437	(41,825)
(Increase) decrease in accounts receivable related party	(21,116)	(7,560)
(Increase) decrease in prepaid assets	335	(2,030)
Increase (decrease) in accounts payable	(292,642)	292,448
Increase (decrease) in accounts payable related party	381,099	(8,794)
Increase (decrease) in accrued liabilities	1,696	(43,018)
Net cash from operating activities	(407,471)	5,522

Cash flow from investing activities:
Proceeds from sale of fixed assets	22,407	800
Purchase of property and equipment	-	(5,000)
Net cash from investing activities	22,407	(4,200)

Cash flows from financing activities:
Payments on notes payable and capital lease	(46,486)	(41,821)
Payments on shareholder loans	-	(30,014)
Proceeds on shareholder loans	400,000	-
Partner distributions	-	(40,000)
Net cash from financing activities	353,514	(111,835)

Net change in cash	(31,550)	(110,513)
Cash, beginning of period	39,948	150,461
Cash, end of period	$8,398	$39,948

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$-	$-
Interest	17,837	$22,061
Related party debt forgiveness	$1,174,937	$520,883

See accompanying notes to financial statements

NETWORK DEALER SERVICES HOLDING CORP.

Notes to the Consolidated Financial Statements

December 31, 2009 and 2008

NOTE 1 -

ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Organization

Network Dealer Services Holding Corp. (the “Company”) has been in operation since February of 2006. The Company provides a series of automobile specific products and services for its auto dealership clients and has expanded its capabilities to include Internet marketing services.  The Internet marketing services the Company provides include website development, limited website hosting, website design, and email marketing.

In the future, the Company will continue to offer new and innovative products and services that target the automobile industry and their customer base utilizing specialized personalized marketing services that increase customer satisfaction, customer retention, customer loyalty and ultimately improved sales for its clients.

On December 31, 2009, Network Dealer Services Holding Corp. ( formerly known as Left Lane Imports, Inc.) (“NDSH”) acquired Network Dealer Services, Inc. (Formerly known as Red Foxx Solutions, LLC) (“NDS”) through the merger of a wholly owned subsidiary with and into NDS.  As a result of the merger, NDS became a wholly-owned subsidiary of the Company.  The merger has been accounted for as a reverse acquisition using the purchase method of accounting.  Although the merger was structured such that NDS became a wholly-owned subsidiary of the Company, NDS has been treated as the acquiring company for accounting purposes under Accounting Standards Codification 805-40, Reverse Acquisitions: due to the following factors: (1) NDS’s stockholders received the larger share of the voting rights in the merger; (2) NDS received the majority of the members of the Board of Directors; and (3) NDS’s senior management prior to the merger dominated the senior management of the combined company.

b.  Accounting Method

The Company’s financial statements are prepared in accordance with US GAAP.  The Company has elected a December 31 year-end.

c.  Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

NETWORK DEALER SERVICES HOLDING CORP.

Notes to the Consolidated Financial Statements

December 31, 2009 and 2008

NOTE 1 -

ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

d. Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

e.

Income Taxes

On September 28, 2009, the Company was converted to a Utah corporation.  Prior to this election, the Company operated as a limited liability company and elected to be taxed similar to a partnership.  Accordingly, each member is responsible for reporting its respective share of the Company’s net income or loss for Federal and State income tax purposes.  After the election, the Company became responsible for its taxable income or losses.

The Company applies the provisions of Statement of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 740 Income Taxes.  The Standard requires an asset and liability approach for financial accounting and reporting for income taxes, and the recognition of deferred tax assets and liabilities for the temporary differences between the financial reporting basis and tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.  See Note 8.

The Company elected to classify income tax penalties and interest as general and administrative and interest expenses, respectively.

f.   Accounts Receivable

The Company writes off trade receivables when deemed uncollectible. The Company estimates allowance for doubtful accounts based on the aged receivable balances and historical losses.  The Company charges off uncollectible accounts when management determines there is no possibility of collecting the related receivable.  The Company expensed $1,311 and $48,607 to bad debt expense for the years ended December 31, 2009 and 2008, respectively. The allowance for doubtful accounts balance at December 31, 2009 and 2008, was $17,446 and $16,135, respectively.

g.  Property and Equipment

Property and Equipment are stated at cost.  Expenditures for minor repairs, maintenance, and replacement parts which do not increase the useful life of the assets are charged to expense as incurred.  All major additions and improvements are capitalized.  Depreciation is computed using the straight-line and double declining balance methods and includes amortization of capital leased property.  The lives over which the fixed assets are depreciated range from 5-7 years.  Fixed assets and related depreciation for the period are as follows:

	2009	2008
Computer equipment	$29,840	$30,950
Furniture and equipment	226,266	264,176
Leasehold improvements	3,753	3,753
Accumulated depreciation	(199,352)	(177,543)
Total fixed assets	$60,507	$121,336

Depreciation expense was $47,961 and $74,471 for the years ended December 31, 2009 and 2008, respectively.

NETWORK DEALER SERVICES HOLDING CORP.

Notes to the Consolidated Financial Statements

December 31, 2009 and 2008

NOTE 1 -

ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

h.

Revenue Recognition

The Company recognizes revenues in accordance with the Securities and Exchange Commission, Staff Accounting Bulletin No. 104 “Revenue Recognition” (SAB 104) clarifies application of the U.S. generally accepted accounting principles to revenue transactions.  Revenue is recognized as earned; persuasive evidence of an agreement exists, delivery has occurred, and the price is fixed or determinable, and collectability is reasonably assured.  Revenues from printing, marketing, and consulting services are recognized upon delivery and acceptance on gross sales.  Additionally, the Company receives commissions on the sale of third party contracts.

i.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred.  The Company recognized $689 and $4,376 of advertising expense during the years ended December 31, 2009 and 2008, respectively.

j.

Net Loss Per Common Share

Basic loss per common share is based on the weighted-average number of shares outstanding.  Diluted loss per share is computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period using the treasury stock method.  The Company did not have any common share equivalents outstanding during the periods.

k.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries.  All subsidiaries are wholly owned.  All material intercompany accounts and transactions are eliminated in consolidation.

l.

Newly Adopted Accounting Pronouncements

New accounting pronouncements that have a current or future potential impact on our financial statements are as follows:

In May 2009, the Financial Accounting Standards Board issued ASC Topic 855/(SFAS No. 165, Subsequent Events) “Subsequent Events”, to incorporate the accounting and disclosure requirements for subsequent events into U.S. generally accepted accounting principles with a required adoption date of June 30, 2009. ASC Topic 855 introduces new terminology, defines a date through which management must evaluate subsequent events, and lists the circumstances under which an entity must recognize and disclose events or transactions occurring after the balance sheet date. We adopted ASC Topic 855 as of the required effective date.

NETWORK DEALER SERVICES HOLDING CORP.

Notes to the Consolidated Financial Statements

December 31, 2009 and 2008

NOTE 1 -

ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

l.

Newly Adopted Accounting Pronouncements (continued)

Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”), which was formerly known as SFAS 168.  ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.  All guidance contained in the Codification carries an equal level of authority.  The Codification superseded all existing non-SEC accounting and reporting standards and all other non-grandfathered, non-SEC accounting literature not included in the Positions or Emerging Issues Task Force Abstracts.  Instead, FASB will issue Accounting Standards Updates (“ASUs”).  The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases of conclusions on the change(s) in the Codification.  References made to FASB guidance throughout this document have been updated for the Codification.

In August 2009, the FASB issued guidance under Accounting Standards Update (ASU) No. 2009-5, “Measuring Liabilities at Fair Value”.  This guidance clarifies how the fair value of a liability should be determined.  This guidance is effective for the first reporting period after issuance.  The Company will adopt this guidance for its first fiscal quarter 2010.  The Company does not expect the adoption of this guidance to have a material impact on its financial statements.

In October 2009, the FASB issued Accounting Standards Update No. 2009-13 for Revenue Recognition – Multiple Deliverable Revenue Arrangements (Subtopic 605-25) “Subtopic”. This accounting standard update establishes the accounting and reporting guidance for arrangements under which the vendor will perform multiple revenue – generating activities. Vendors often provide multiple products or services to their customers. Those deliverables often are provided at different points in time or over different time periods. Specifically, this Subtopic addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting.  The amendments in this guidance will affect the accounting and reporting for all vendors that enter into multiple-deliverable arrangements with their customers when those arrangements are within the scope of this Subtopic.  This Statement is effective for fiscal years beginning on or after June 15, 2010. Earlier adoption is permitted. If a vendor elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity will apply the amendments under this Subtopic retrospectively from the beginning of the entity’s fiscal year.  The presentation and disclosure requirements shall be applied retrospectively for all periods presented. Currently, Management believes this Statement will have no impact on the financial statements of the Company once adopted.

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operation, financial position or cash flows.  Based on that review, the Company believes that none of these pronouncements will have a significant effect on its current or future earnings or operations.

NETWORK DEALER SERVICES HOLDING CORP.

Notes to the Consolidated Financial Statements

December 31, 2009 and 2008

NOTE 1 -

ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

m.

Lease Accounting Policies

The Company’s operations are conducted in premises occupied under lease agreements.  Lease terms vary but generally the leases provide for fixed and escalating rentals.  The Company records rent expenses for its operating leases on a straight-line basis over the base term of the lease agreements.

The Company evaluates the classification of its leases following the guidance in ASC 540-10-25. Leases that qualify as capital leases are recorded at the present value of the future minimum rentals over the base term of the lease using the Company's incremental borrowing rate. Capital lease assets are assigned an estimated useful life at the inception of the lease that generally corresponds with the base term of the lease.

n.

Segments and Geographic Information

The Company has operated in a single segment providing marketing and consulting services to automobile dealerships in the mountain west region of the United States.

NOTE 2-

COMMITMENTS AND CONTINGENCIES

Operating Lease Obligations

The Company leases its office and warehouse space under a non-cancelable lease agreement accounted for as operating lease.   The lease payment is $3,150 a month and expires May 31, 2011.

The Company also leases office equipment under a non-cancelable lease agreement which is also accounted for as an operating lease.  The lease payment is $9,641 a month and expires August 15, 2014.

Minimum rental payments under the non-cancelable operating leases are as follows:

Years ending December 31,	Amount
2010	$161,894
2011	134,944
2012	115,694
2013	115,694
2014	67,488
$595,714

Rent expense was $281,130 and $94,424 for the years ended December 31, 2009, and 2008, respectively.

NOTE 3 -

CONCENTRATIONS OF RISK

Revenues and Accounts Receivable

The Company has one significant customer that accounts for $ 493,911  and $510,113 or 51% and 29%, of sales for the years ended December 31, 2009, and 2008, respectively.  This same customer also accounts for $61,892 and $40,776, or 63% and 35%, of the total accounts receivable balance at December 31, 2009 and 2008, respectively.  This customer is a related party.  See Note 6 for further discussion.

NETWORK DEALER SERVICES HOLDING CORP.

Notes to the Consolidated Financial Statements

December 31, 2009 and 2008

NOTE 4 – CAPITAL LEASES

The Company entered into capital lease arrangements for the purchase of equipment.  The balance sheet includes $44,468, net of accumulated amortization of $149,180, in equipment under these capital leases  as of  December 31, 2009.  Payments are due in monthly installments ranging from $477 to $2,540.  The leases have stated interest rates ranging from 7.75% to 16.87%.

Aggregate maturities on the capital leases as of December 31, 2009, are due in future years as follows:

2010	$35,710
2011	25,276
2012	16,823
2013	-
2014	-

77,809

Less current portion	35,710
$42,099

NOTE 5-

NOTES PAYABLE

Notes payable consists of a payable to a financing company; 7.75% per annum; secured by a box truck with a cost of $19,569 and a net book value of $3,382; due in monthly installments of $477; maturing July 11, 2010. The balance as of December 31, 2009 is $2,720 and is all current.

NOTE 6-

RELATED PARTY TRANSACTIONS

Related party transactions consist of sales and receivables to Great Western Holding Co., Inc. (Great Western). Great Western has common ownership with Network Dealer Services.  Network Dealer Services contracts for and provides services to Great Western for advertising, printing, marketing and some internet solutions.  These services constitute sales revenues which are subsequently paid by Great Western.

In addition, Great Western has paid expenses on behalf of the Company.  The Company expenses these amounts and records a liability for the amount owed.  During the years ended December 31, 2009 and 2008, Great Western paid $469,848 and $124,401 in expenses on behalf of the Company.  The Company repaid $88,749 and $127,075 for the years ended December 31, 2009 and 2008.  Also, during the years ended December 31, 2009 and 2008, Great Western forgave amounts payable of $567,912 and $0, respectively.  As of December 31, 2009 and 2008, the Company owed Great Western $93,128 and 279,941, respectively.

Shareholders had advanced funds in the form of non-interest bearing demand loans.  Interest expense was imputed on these loans of $54,789 and $13,550 for the years ended December 31, 2009 and 2008, respectively.   During the years ended December 31, 2009 and 2008, shareholders forgave debt owed by the Company in the amount of $607,025 and $520,883.

NETWORK DEALER SERVICES HOLDING CORP.

Notes to the Consolidated Financial Statements

December 31, 2009 and 2008

NOTE 7-

INVESTMENTS

The Company’s investments at December 31, 2009 and 2008 are summarized as follows:

Common Stock Holdings		2009		2008
Corning, Inc.	$		$
Fair value		1,931		953
Cost		2,818		2,818
Unrealized holding gain (loss)		$(887)		$(1,865)
Manhattan Pharmaceuticals, Inc.
Fair value		$143		$19
Cost		1,615		1,615
Unrealized holding gain (loss)		$(1,472)		$(1,596)
Total fair value		$2,074		$972
Total cost		4,433		4,433
Total unrealized holding gain (loss)		$(2,359)		$(3,461)

FASB ASC 820-10-55 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under FASB ASC 820-10-55 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Valuation techniques used to measure fair value under FASB ASC 820-10-55 must maximize the use of observable inputs and minimize the use of unobservable inputs. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.  The fair value hierarchy is defined into the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The following table provides our financial assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2009:

Fair Value Measurements Using
	Total Fair Value	Quoted prices in	Significant other	Significant
	At	Active markets	Observable inputs	Unobservable inputs
Description	December 31, 2009	(Level 1)	(Level 2)	(Level 3)

Investments	$2,074	$2,074	-	-

NETWORK DEALER SERVICES HOLDING CORP.

Notes to the Consolidated Financial Statements

December 31, 2009 and 2008

NOTE 8 – INCOME TAXES

The Company has available net operating losses of $89,163 which can be utilized to offset future earnings of the Company. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized.  The valuation allowance increased by $35,093 from $0 as of December 31, 2008.

The Company has the following carryforwards available at December 31, 2009:

Operating Losses
Expires	Amount
2028	1,821
2029	87,342
Total	89,163

The tax effects of temporary differences that give rise to significant portions of the deferred tax asset at December 31, 2009 are summarized below.

	Temporary Difference	Expected Tax Rate	Deferred Tax Asset (Liability)
Non-Current Deferred tax asset:
Book/Tax depreciation difference Federal State	$ 819 819	34% 5%	$ 278 41
Net operating losses Federal State	89,163 89,163	34% 5%	30,316 4,458
Preliminary deferred tax asset			35,093
Deferred tax asset valuation allowance			(35,093)
Net deferred tax asset			$ -

 The effective tax rate for continuing operations differs from the statutory rate [34%] as follows:

	2009	2008
Expected Income Tax (Benefit) based on Statutory Rate	(220,782)	(108,901)
Effects of:
Loss (Income) taxed to LLC members	192,819	108,901
Losses from Left Lane	(3,024)	-
Change in Valuation Allowance	35,093	-
Other, Net	(4,1 0 6)	-
Provision for Income Tax (Benefit)	-	-

Uncertain Tax Positions

The Company has evaluated for uncertain tax positions and determined that any required adjustments would not have a material impact on the Company’s balance sheet, income statement, or statement of cash flows.

The Company has filed income tax returns in the US.   The tax year ended December 31, 2006 will close by expiration of the statute of limitations this year. The years ended December 31, 2009, 2008, and 2007 are open for examination.

NETWORK DEALER SERVICES HOLDING CORP.

Notes to the Consolidated Financial Statements

December 31, 2009 and 2008

NOTE 9 – REVERSE ACQUISITION

On December 31, 2009, the Company effected a reverse merger in which it acquired NDS. As a result of this acquisition, NDS became a 100% owned subsidiary of the Company. NDS was purchased through the issuance of 40,000,000 shares of restricted stock by NDSH, including 40,000,000 issued to the shareholders of NDS.    As a result of the reverse merger, 46,019,233 shares of common stock were issued and outstanding, including the 1,863,407 shares already outstanding of the Company. The financial statements have been prepared to include the results of operations for NDS [formerly known as Red Foxx, LLC] for the years ended December 31, 2009 and 2008.

The Company issued 4,155,826 shares to consultants for finders’ fee services and other consulting services.  These shares were valued at $41,558 and expensed to professional fee expense.  The shares were valued at $0.01 per share based on the most recent transaction in the Company’s stock.  These shares were fully vested as of the closing date of the acquisition.

In connection with the acquisition, the Company amended their articles of incorporation whereby they increased the authorized common shares by 50,000,000 to 100,000,000 and reduced their par value from $0.01 per share to $0.001 per share.  Furthermore, the Company amended their articles of incorporation to create a class of preferred stock with 5,000,000 authorized and a par value of $0.001.  No preferred shares are issued or outstanding and the Directors have yet to determine the rights and preferences.

NOTE 10 – GOING CONCERN

The Company has accumulated losses since inception and has not yet been able to generate profits from operations. Operating capital has been raised through the sale of common stock or through loans from shareholders.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans are to further develop new and innovative products and services that target the auto industry.  If management is unsuccessful in these efforts, discontinuance of operations is possible.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 11- SUBSEQUENT EVENTS

On March 4, 2010, the Company entered into a lease agreement for 3,339 square feet of office space at a monthly rate of $5,802.

NETWORK DEALER SERVICES HOLDING CORP.

Notes to the Consolidated Financial Statements

December 31, 2009 and 2008

NOTE 12- RESTATEMENT

The Company determined that it had improperly accounted for shares issued for services.  The Company originally treated the share issuance as shares issued as part of the reorganization as opposed to shares for services [See note 9].  The following is a summary of the restated balances:

Account	As previously reported	Adjustment	Restated amount
Additional Paid-In Capital	1,708,140	41,558	1,749,698
Accumulated Deficit	(1,832,794)	(41,558)	(1,874,352)
Professional fees	342,235	41,558	383,793
Loss from Operations	(535,176)	(41,558)	(576,734)
Net Loss	(607,802)	(41,558)	(649,360)

June 30, 2010

C O N T E N T S

Condensed Consolidated Balance Sheets	50
Condensed Consolidated Statements of Operations	51
Condensed Consolidated Statements of Cash Flows	52
Notes to Condensed Consolidated Financial Statements	53

Network Dealer Services Holding Corp.

Condensed Consolidated Balance Sheets

June 30, 2010 and December 31, 2009

	June 30,	December 31,
	2010	2009
Assets	(unaudited)	(Audited)
Current Assets:
Cash	$44,646	$8,398
Accounts receivable, net	33,218	37,100
Accounts receivable, - related party	-	61,892
Prepaid asset	952	1,695
Inventory	3,953	-
Investments	1,675	2,074
Total current assets	84,444	111,159
Property and equipment, net	40,922	60,507
Total assets	$125,366	$171,666

Liabilities and Shareholders' Equity (Deficit)

Current liabilities:
Accounts payable	$70,795	$65,959
Accounts payable - related party	142,660	93,128
Other current liabilities	55,217	13,044
Notes payable - related party	67,089	-
Current portion capital leases	23,294	35,710
Current portion notes payable	-	2,720

Total current liabilities	359,055	210,561
Ling term liabilities:
Capital leases, net of current portion	27,872	42,099
Total long term liabilities	27,872	42,099
Total liabilities	386,927	252,660

Shareholders' Equity (Deficit):

Preferred stock, $0.001 par value, 5,000,000
shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000
shares authorized; 46,019,233 shares issued
and outstanding	46,019	46,019
Additional paid in capital	1,749,698	1,749,698
Accumulated other comprehensive loss	(2,758)	(2,359)
Accumulated deficit	(2,054,520)	(1,874,352)

Total Stockholders' equity (deficit)	(261,561)	(80,994)

Total liabilities and stockholders' equity (deficit)	$125,366	$171,666

See accompanying notes to financial statements.

Network Dealer Services Holding Corp.

Condensed Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2010 and 2009

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009

Revenue	$95,705	$98,331	$147,105	$185,072
Revenue - related party	169,050	108,732	255,895	263,974
Total Revenues	264,755	207,063	403,000	449,046

Cost of good sold	236,491	179,271	367,922	368,162

Gross Profit	28,264	27,792	35,078	80,884

Operating expenses”
Professional fees	17,480	135,465	18,141	236,338
General and administrative	120,469	31,578	194,451	119,748
Total operating expenses	137,949	167,043	212,592	356,086

Loss from operations	(109,685)	(139,251)	(177,514)	(275,202)

Other Income (Expense)
Other income	3,026	-	3,051	-
Interest expense	(2,636)	(22,668)	(5,705)	(46,429)
Total other expenses	390	(22,668)	(2,654)	(46,429)

Income (loss) before taxes	(109,295)	(161,919)	(180,168)	(321,631)
Provision for income taxes	-	-	-	-
Net loss	$(109,295)	$(161,919)	$(180,168)	$(321,631)

Other Comprehensive Income
Unrealized gains (losses) on available for sale securities	391	441	399	834
Total Comprehensive Income (Loss)	(108,904)	(161,478)	(179,769)	(320,797)
Net loss per share - Basic and diluted	$(0.01)	$(0.01)	$(0.01)	$(0.01)
Weighted average shares outstanding - Basic and diluted	46,019,233	40,000,000	46,019,233	40,000,000

See accompanying notes to financial statements.

Network Dealer Services Holding Corp.

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2010 and 2009

(Unaudited)

	June 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(180,168)	$(321,631)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation expense	23,980	23,980
Imputed interest on related party loan	-	37,568
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	3,882	(922)
(Increase) decrease in accounts receivable related party	(38,019)	1,361
(Increase) decrease in inventory	(3,953)	-
(Increase) decrease in prepaid assets	743	(64,823)
Increase (decrease) in accounts payable	4,836	(6,007)
Increase (decrease) in accounts payable related party	49,532	11,677
Increase (decrease) in accrued liabilities	42,173	(2,107)
Net cash from operating activities	(96,994)	(320,904)

Cash flow from investing activities:
Purchase of property and equipment	(4,395)	-
Net cash from investing activities	(4,395)	-

Cash flows from financing activities:
Payments on notes payable and capital lease	(29,363)	(22,764)
Proceeds from notes payable - related party	167,000	-
Proceeds on shareholder loans	-	400,000
Net cash from financing activities	137,637	377,236

Net change in cash	36,248	56,332
Cash, beginning of period	8,398	39,948
Cash, end of period	$44,646	$96,280

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$-	$-
Interest	$5,705	$8,861
Related party accounts receivable exchanged for related party debt	$99,911	$-

See accompanying notes to financial statements.

Network Dealer Services Holding Corp.

Notes to Condensed Consolidated Financial Statements

June 30, 2010

(Unaudited)

NOTE 1 BASIS OF PRESENTATION

The accompanying financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The interim financial statements reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management, are necessary to present a fair statement of the results for the period.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10 for the year ended December 31, 2009. The results of operations for the period ended June 30, 2010, are not necessarily indicative of the operating results for the full year.

NOTE 2 LIQUIDITY/GOING CONCERN

The Company has accumulated losses since inception and has not yet been able to generate profits from operations.  Capital has been raised through loans from shareholders and financing support from other related entities.  For the current six-month period, the Company has continued to receive financing support from the related entity as described in Note 3 below.  The Company expects such support to continue until the Company receives the additional investment funding it is seeking, or until the Company is no longer in need of such support.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans are to further development new and innovative products and services that target the auto industry. If management is unsuccessful in these efforts, discontinuance of operations is possible. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 RELATED PARTY TRANSACTIONS

Related party transactions consist of sales and receivables to Great Western Holding Co., Inc. (GWHC).  GWHC has common ownership with Network Dealer Services.  Network Dealer Services contracts for and provides services to GWHC for advertising, printing, marketing and some internet solutions.  These services constitute sales revenues which are subsequently paid by GWHC.

In addition, GWHC has paid expenses on behalf of the Company. The Company expenses these amounts and records a liability for the amount owed. During the six months ended June 30, 2010, GWHC paid $49,532 in expenses on behalf of the Company. The Company repaid $0 for the six months ended June 30, 2010. As of June 30, 2010, the Company owed GWHC $142,660.

GWHC also loaned an additional $167,000 in cash during the quarter.  This is non-interest bearing and due on demand.  During the quarter, the Company and GWHC agreed to reduce the debt by the balance due to the Company for services provided to GWHC in the amount of $99,911.  As of June 30, 2010, the Company owed $67,089.

Revenues for the six months ended June 30, 2010, and 2009, attributable to GWHC, were $255,895 or approximately 64% of total revenues; and $263,974 or approximately 59% of total revenues, respectively.

During 2009 shareholders had advanced funds in the form of non-interest bearing demand loans. Interest expense was imputed on these loans of $37,568 for the six months ended June 30, 2009.  No interest was imputed during the six month period ended June 30, 2010.

Network Dealer Services Holding Corp.

Notes to Condensed Financial Statements

June 30, 2010

(Unaudited)

NOTE 4 SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through the date the financials were issued, and has determined there are no events that would require disclose herein.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None; not applicable.

Item 15.  Financial Statements and Exhibits.

Financial Statements

Description of Exhibits

Exhibit No.*	Title of Document*	Location if other than attached hereto*
2.1	Agreement and Plan of Merger
2.1 Company Disclosure Schedule
3.1 Parent Disclosure Schedule
5.4(b) Company Shareholder Written Consent to Proposed Merger
5.4(c) LULO Agreement of SCS
5.4(d) LULO Agreement of Company Shareholders
5.4(e) Form of Investment Letter
5.4(f)(i) Dancy Services Agreement
5.4(f)(ii) Nelson Services Agreement
6.4(e) LULO Agreement of James P. Doolin
6.4(f) Letter of Indemnification
3.1(i)	Articles of Incorporation
3.1(ii)	Articles of Amendment to the Articles of Incorporation
3.2(i)	Amended and Restated Bylaws
10.1	DT Industrial, LLC Lease Agreement
10.2	Manor House Development Lease Agreement
14	Code of Ethics
21	Subsidiaries
99.1	LULO Agreement of SCS for shares acquired from other than Registrant
99.2	LULO Agreement of Christopher Russell
99.3	LULO Agreement of M.E. Dancy & Associates, Inc.
99.4	LULO Agreement of David E. Nelson
99.5	LULO Agreement of Michael J. Doolin

*

Previously filed with the SEC as Exhibits to our initially filed Form 10, on May 19, 2010.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NETWORK DEALER SERVICES HOLDING CORP.

Date:	September 15, 2010	By:	/s/Joshua A. Griffin
Joshua A. Griffin
President and Director

Date:	September 15, 2010	By:	/s/Paul D. Stevens
Paul D. Stevens
Chief Financial Officer, Vice President, Treasurer and Director

Date:	September 15, 2010	By:	/s/R. Lynn McCoy
R. Lynn McCoy
Chief Operating Officer, Secretary and Director